As filed with the Securities and Exchange Commission on January 16, 1998
                                                    Registration No.___________
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          EUROPEAN MICRO HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


            NEVADA                        5045                   65-0803752
----------------------------  ----------------------------    -----------------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or            Classification Code Number)    Identification No
organization)


                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015
                                 (305) 825-2458
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          CSC SERVICES OF NEVADA, INC.
                              502 EAST JOHN STREET
                            CARSON CITY, NEVADA 89706
                                 (702) 882-3072
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

            Clayton E. Parker, Esq.                D. Ronald Surbey, Esq.
              Troy J. Rillo, Esq.                  Holland & Knight LLP
          Kirkpatrick & Lockhart LLP             One East Broward Boulevard
    201 S. Biscayne Boulevard, Suite 2000       Fort Lauderdale, Florida 33301
             Miami, Florida 33131                     (954) 525-1000
               (305) 539-3300

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.                                              [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                    [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                     [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                            [ ]

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE         AGGREGATE       REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED        PER SHARE (1)     OFFERING PRICE (1)       FEE
======================================== ================== =================== ==================== ============
Common Stock, par value $0.01 per share   1,100,000 shares        $10.00            $11,000,000          $3,245
======================================== ================== =================== ==================== ============

----------
(1) Estimated solely for the purpose of calculating the registration fee; based on a bona fide estimate of the maximum offering price of the securities being registered in accordance with Rule 457(a).

                                   ----------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS
                 SUBJECT TO COMPLETION, DATED JANUARY 16, 1998

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      EUROPEAN MICRO HOLDINGS, INC. [LOGO]

                        1,100,000 SHARES OF COMMON STOCK

     Of the 1,100,000 shares of common stock (the "COMMON STOCK") offered hereby (the "OFFERING"), 1,000,000 shares are being offered by European Micro Holdings, Inc. ("EUROPEAN MICRO" or the "COMPANY") and 100,000 shares are being offered by certain shareholders of the Company (the "SELLING SHAREHOLDERS"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be $10.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock listed on The Nasdaq National Market System under the symbol "EMCC."

                                -----------------

     SEE  "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
           FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

         THESE SECURITIES ARE BEING OFFERED ON A BEST EFFORTS BASIS BY TARPON SCURRY INVESTMENTS INC. (THE "UNDERWRITER"). THE TERMINATION DATE OF THE OFFERING IS __________________, 1998 (THE "TERMINATION DATE"). ALL PROCEEDS FROM THE PURCHASE OF SECURITIES WILL BE HELD IN A NON-INTEREST BEARING ESCROW ACCOUNT BY THE CHASE MANHATTAN BANK, N.A. (THE "ESCROW AGENT") UNTIL THE TERMINATION DATE. IF ON THE TERMINATION DATE AT LEAST $10,000,000 OF SECURITIES HAS BEEN PURCHASED FROM THE COMPANY, THE PROCEEDS WILL BE DISBURSED BY THE ESCROW AGENT TO THE COMPANY. IF ON THE TERMINATION DATE THE AGGREGATE AMOUNT OF SECURITIES PURCHASED FROM THE COMPANY IS GREATER THAN $7,000,000 BUT LESS THAN $10,000,000, THE COMPANY SHALL HAVE THE DISCRETION TO ACCEPT THE OFFERING, IN WHICH CASE ALL PROCEEDS WILL BE DISBURSED BY THE ESCROW AGENT TO THE COMPANY, OR TO RETURN ALL PROCEEDS TO THE PURCHASERS. IF ON THE TERMINATION DATE THE AGGREGATE AMOUNT OF SECURITIES PURCHASED FROM THE COMPANY IS LESS THAN $7,000,000, THE OFFERING WILL BE TERMINATED AND ALL PROCEEDS WILL BE RETURNED TO THE PURCHASERS. NO SECURITIES OF THE SELLING SHAREHOLDERS WILL BE SOLD UNTIL $10,000,000 OF SECURITIES HAS BEEN PURCHASED FROM THE COMPANY.


============================================================================================
                                           UNDERWRITING
                               PRICE TO    DISCOUNTS AND  PROCEEDS TO   PROCEEDS TO SELLING
                                PUBLIC    COMMISSIONS(1)  COMPANY (2)     SHAREHOLDERS(2)
---------------------------  -----------  --------------  -----------   --------------------
Per Share..................       $10.00        $0.80          $9.20            $9.20
Total Minimum (3)..........   $7,000,000     $560,000     $6,440,000               $0
Total Maximum..............  $11,000,000     $880,000     $9,200,000         $920,000

----------
(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $652,000. Except for the underwriting discounts and commissions, all expenses associated with the sale of the shares of Common Stock by the Selling Shareholders will be borne by the Company.

(3) No securities of the Selling Shareholders will be sold until $10,000,000 of securities has been purchased from the Company.

                                -----------------

     The shares of Common Stock are being sold for the account of the Company and the Selling Shareholders by the Underwriter on a "best efforts" basis, subject to prior sale, when, as and if accepted by the Company and the Underwriter and subject to the Company's right to reject any order in whole or in part. It is expected that delivery of certificates for such shares will be made through the offices of the Underwriter in Oak Brook, Illinois, on or about __________, 1998.

                         TARPON SCURRY INVESTMENTS INC.

                The date of this Prospectus is __________, 1998.

                                -----------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY ON THE NASDAQ "NATIONAL" MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                -----------------

     UNLESS OTHERWISE STATED, ALL AMOUNTS IN THIS PROSPECTUS ARE STATED IN UNITED STATES DOLLARS. THE TRANSLATION FROM FOREIGN CURRENCIES TO UNITED STATES DOLLARS IS PERFORMED FOR BALANCE SHEET ACCOUNTS USING EXCHANGE RATES IN EFFECT AT THE BALANCE SHEET DATE AND FOR REVENUE AND EXPENSE ACCOUNTS USING THE AVERAGE EXCHANGE RATES DURING THE PERIOD.

                                -----------------

     ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES CERTAIN OF THE COMPANY'S OFFICERS AND DIRECTORS ARE RESIDENTS OF THE UNITED KINGDOM. AS SUCH, IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON CERTAIN OF THE COMPANY'S OFFICERS AND DIRECTORS. MOREOVER, IT MAY NOT BE POSSIBLE TO ENFORCE A JUDGMENT OF A COURT OF THE UNITED STATES UPON CERTAIN OF ITS OFFICERS AND DIRECTORS FOR ANY CIVIL LIABILITIES ARISING UNDER OR RELATED TO AN ALLEGED VIOLATION OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS BEEN ADVISED BY ITS ENGLISH LEGAL COUNSEL, PHILIP CONN & CO., THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN THE UNITED KINGDOM, IN BOTH ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS, OF CIVIL LIABILITIES PREDICATED SOLELY UPON SUCH SECURITIES LAWS.

                                -----------------

                               PROSPECTUS SUMMARY

     ON DECEMBER 23, 1997, EUROPEAN MICRO HOLDINGS, INC. WAS FORMED TO SERVE AS A HOLDING COMPANY AND HAS NO OPERATIONS OF ITS OWN. CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT ALL OF THE SHARES OF EUROPEAN MICRO PLC CURRENTLY HELD BY THE SELLING SHAREHOLDERS HAVE BEEN EXCHANGED FOR 4,000,000 SHARES OF COMMON STOCK OF EUROPEAN MICRO HOLDINGS, INC. (THE "SHARE EXCHANGE"). THE COMPANY EXPECTS SUCH EXCHANGE TO BE CONSUMMATED PRIOR TO THE OFFERING.

     UNLESS THE CONTEXT OTHERWISE REQUIRES AND EXCEPT AS OTHERWISE SPECIFIED, REFERENCES HEREIN TO "EUROPEAN MICRO" OR THE "COMPANY" INCLUDE EUROPEAN MICRO HOLDINGS, INC. AND ITS TWO WHOLLY-OWNED SUBSIDIARIES (ASSUMING THE SHARE EXCHANGE HAS BEEN CONSUMMATED), EUROPEAN MICRO PLC, A PUBLIC LIMITED COMPANY ORGANIZED UNDER THE LAWS OF THE UNITED KINGDOM ("EUROPEAN MICRO PLC"), AND NOR'EASTER MICRO, INC., A NEVADA CORPORATION ("NOR'EASTER") (COLLECTIVELY THE TWO WHOLLY OWNED SUBSIDIARIES ARE REFERRED TO AS THE "SUBSIDIARIES"). NOR'EASTER WAS FORMED ON DECEMBER 26, 1997, TO SERVE AS AN INDEPENDENT DISTRIBUTOR OF MICROCOMPUTER PRODUCTS IN THE UNITED STATES.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THAT APPEARING UNDER THE CAPTION "RISK FACTORS," AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES HEREIN TO FISCAL YEARS ARE REFERENCES TO THE FISCAL YEAR OF EUROPEAN MICRO ENDED JUNE 30 OF THE YEAR SPECIFIED. CERTAIN INFORMATION (FINANCIAL AND OTHERWISE) IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A REORGANIZATION OF THE COMPANY BY WHICH THE SHAREHOLDERS OF EUROPEAN MICRO PLC HAVE EXCHANGED THEIR SHARES OF EUROPEAN MICRO PLC FOR SHARES IN EUROPEAN MICRO HOLDINGS, INC. RESULTING IN EUROPEAN MICRO HOLDINGS, INC. BECOMING THE PARENT CORPORATION OF EUROPEAN MICRO PLC. SEE "CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS."

     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT EUROPEAN MICRO'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING FUTURE GROSS MARGINS AND SALES. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE ON WHICH SUCH STATEMENT IS MADE, AND EUROPEAN MICRO UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT OR STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH SUCH STATEMENT IS MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. NEW FACTORS EMERGE FROM TIME TO TIME, AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL OF SUCH FACTORS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND EUROPEAN MICRO'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THE LEVEL OF ACQUISITION OPPORTUNITIES AVAILABLE TO THE COMPANY AND THE COMPANY'S ABILITY TO EFFICIENTLY PRICE AND NEGOTIATE SUCH ACQUISITIONS ON A FAVORABLE BASIS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE FAILURE TO PROPERLY MANAGE GROWTH, CHANGES IN ECONOMIC CONDITIONS, DEMAND FOR THE PRODUCTS OFFERED BY THE COMPANY AND CHANGES IN THE COMPETITIVE ENVIRONMENT. FURTHER, MANAGEMENT CANNOT ASSESS THE IMPACT OF EACH SUCH FACTOR ON THE BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

                                   THE COMPANY

     European Micro Holdings, Inc. was formed in December 1997 to serve as a holding company of the Subsidiaries. European Micro Holdings, Inc. does not have any operations of its own. Its headquarters are located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, where its telephone number is (305) 825-2458. European Micro Plc was organized under the laws of the United Kingdom in 1991 and became a public limited company in 1994. European Micro Plc is an independent distributor of microcomputer products mainly in Western Europe and to related parties in the United States. Nor'easter was organized under the laws of the State of Nevada in December 1997. Nor'easter is a start-up company which was formed to be an independent distributor of microcomputer products in the United States.

     European Micro Plc is the parent of European Micro GmbH ("EUROPEAN MICRO GMBH") (formerly known as European Micro Computer Center GmbH) and European Micro B.V. ("EUROPEAN MICRO B.V.") (formerly known as European Micro Computer Center B.V.) and has a 50% joint venture interest in Big Blue Europe, B.V. ("BIG BLUE EUROPE"). European Micro GmbH was formed in 1993 as a wholly owned subsidiary of European Micro Plc and it operates as a sales office in Germany. All products sold by European Micro GmbH are procured and shipped from the facilities of European Micro Plc. European Micro B.V. was formed in 1995 and commenced operations in

January 1996 and ceased operations in December 1996. European Micro B.V. was a computer parts distributor. All products sold by European Micro B.V. were procured and shipped from the Company's facilities located in Manchester, England. In January 1997, European Micro Plc agreed with Big Blue Products, Inc., a New York corporation ("BIG BLUE Products"), to form Big Blue Europe. Big Blue Europe is a computer parts distributor located near Amsterdam, Holland. Selling primarily to computer maintenance companies, Big Blue Europe has experienced growth in sales and the Company believes that Big Blue Europe is positioned to participate in the high margin parts after-market industry. Big Blue Europe has no affiliation with IBM.

     The Company is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products, to customers mainly in Western Europe and to related parties in the United States. The Company's customers consist of more than 250 value added resellers, corporate resellers, retailers, direct marketers and distributors. The Company does not sell to end-users. Substantially all of the products sold by the Company are manufactured by well-recognized manufacturers such as IBM, Compaq, Hewlett-Packard and 3Com, although the Company generally does not obtain its inventory directly from such manufacturers. European Micro monitors the geographic pricing strategies of such manufacturers, currency fluctuations and product availability in order to obtain inventory at favorable prices from other distributors, resellers and wholesalers. As a result of this purchasing strategy, the Company has achieved gross margins of 11.0% and 11.4% for the fiscal years ended June 30, 1996 and 1997, respectively. In the three-year period ended June 30, 1997, total net sales of European Micro increased from $33.9 million in 1995 to $46.7 million in 1997 and operating profit of European Micro increased from $1.8 million in 1995 to $2.0 million in 1997. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

     European Micro considers itself to be a focused distributor, as opposed to a broadline distributor, dealing with a limited and select group of high quality manufacturers and only limited products from such manufacturers. It believes that being a focused distributor enables it to respond quickly to customer requests and gives it greater availability of products, access to products and improved pricing. The Company believes that as a focused distributor it has been able to develop greater expertise in such products. The Company places significant emphasis on market awareness and planning and actively shares this knowledge with its customers in order to further enhance trading relations. The Company strives to monitor and react quickly to market trends, thus enabling its multilingual sales team to maintain the highest levels of customer service.

STRATEGY

     European Micro's objectives are to continue to strengthen its position as a distributor of microcomputer products within Western Europe. It also proposes to expand its operations into the United States, Eastern Europe, and to a lesser extent, Africa, the Middle East and Asia. In attempting to achieve these objectives, the Company intends to implement the following strategies:

     GROWTH THROUGH START-UPS AND ACQUISITIONS. The Company's objectives are to strengthen its position as a leading distributor of microcomputer products in Western Europe and possibly expand into other geographic regions such as the United States and Eastern Europe, and to a lesser extent, Africa, the Middle East and Asia. The Company hopes to expand into these markets through a combination of start-up companies and acquisitions of existing distributors, although the Company has not identified any acquisition candidates and there can be no assurances that any acquisitions can be consummated on terms satisfactory to the Company. The Company expects to seek acquisition candidates which have strong entrepreneurial management teams with experience in the local markets and the potential to benefit the economies of scale that the Company could provide through its focused product lines. The Company intends that any acquisitions will adopt its policies and financial reporting procedures but operate as autonomous business units.

     FOCUSED DISTRIBUTION. European Micro's strategy is to operate as a focused distributor by addressing each national market with a limited and select group of high quality manufacturers and only limited products from such manufacturers which the Company believes helps it achieve a degree of strength within its chosen markets. The Company believes that this policy will further enhance its relationships with both its suppliers and customers. In addition, the Company intends to seek new products and suppliers that will reflect the requirements of the marketplace while at the same time remaining a focused distributor. The Company believes that this focused approach also results in more effective asset management. Generally, because popular products from leading manufacturers are in greater demand, the Company believes that this results in more efficient inventory management by virtue of greater inventory turns and, therefore, lower working capital requirements.

         FURTHER DEVELOP NEW INTERNATIONAL MARKETS. European Micro has, to date, focused its activities on the distribution of microcomputer products in Western Europe and to related parties in the United States. However, the Company believes that new opportunities are emerging in Eastern Europe, Africa, the Middle East and Asia as well as more mature markets such as North America. The Company believes that its success in the culturally and linguistically diverse markets of Western Europe will be advantageous to the Company in expanding into new regions.

         INTERNET PRODUCTS. European Micro plans to address directly the demand for internet oriented products. The Company has recently received distribution rights to distribute firewall products manufactured by WatchGuard Technologies, Inc. throughout Europe. The Company intends to acquire distribution rights in other products and to enhance its technical capability by recruiting qualified personnel.

                                  THE OFFERING

Common Stock offered by European Micro..........................   1,000,000 shares
Common Stock offered by the Selling Shareholders................   100,000 shares
Common Stock to be Outstanding after the Offering ..............   5,000,000 shares(1)

Use of Proceeds.................................................   The net proceeds of this Offering will be
                                                                   used to expand European Micro's ability to
                                                                   fund the operations and provide working
                                                                   capital to European  Micro Plc, for expansion
                                                                   purposes, including mergers and acquisitions,
                                                                   to fund operations and provide working capital
                                                                   to Nor'easter Micro, Inc., to expand its sales
                                                                   and marketing capabilities and for general corporate
                                                                   purposes, including investor relations.

Proposed Nasdaq National Market System Symbol..................... Common Stock: "EMCC"

----------------------
(1) Excludes (i) 500,000 shares issuable upon the exercise of options to purchase shares of Common Stock reserved for issuance upon the grant of options under European Micro's 1998 Stock Incentive Plan and (ii) 50,000 shares of Common Stock reserved for issuance under European Micro's 1998 Employee Stock Purchase Plan. See "Management - 1998 Stock Incentive Plan" and "Management - 1998 Employee Stock Purchase Plan."



                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following selected statement of operations and balance sheet data of the Company as of June 30, 1996 and 1997 and each of the years in the three-year period ended June 30, 1997 have been derived from the Company's audited financial statements and should be read in conjunction with the
Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following selected statement of operations and balance seet data of the Company as of June 30, 1993, 1994 and 1995 and for the fiscal years ended June 30, 1993 and 1994, and the three months ended September 30, 1996 and
1997 have been derived from unaudited consolidated financial statements of the
Company. In the opinion of the management, the unaudited financial statements of the Company have been prepared on the same basis as the audited financial statements included herein and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods which adjustments are only of a normal requiring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. All figures are in thousands except share and per share data. See "Index to Financial Statements."
                                                                                             PRO FORMA      QUARTER        QUARTER
                                                                                                    AS        ENDED    ENDED SEPT.
                                           YEAR ENDED JUNE 30,                                ADJUSTED    SEPT. 30,            30,
                                1993         1994         1995          1996         1997      1997(2)         1996           1997
                           ---------- ------------ ------------ ------------- ------------ ------------ ------------ --------------
STATEMENT OF OPERATIONS
DATA:
Net Sales                    $24,277       29,235       33,864        40,348       46,655       46,655        8,696         24,107
Income from operations         1,622          984        1,848         1,478        2,051        2,051          443            757
Net income                     1,064          524        1,115           845        1,034        1,034          287            485
Net income per share           $1.06         0.52         1.12          0.85         1.03         0.21         0.29           0.49
Weighted average common
shares outstanding         1,000,000    1,000,000    1,000,000     1,000,000    1,000,000    5,000,000    1,000,000      1,000,000


                                                                                                     AS         PRO
                                               JUNE 30,                       HISTORICAL    ADJUSTED(1)     FORMA(2)      SEPT. 30
                                  1993         1994       1995         1996         1997           1997        1997           1997
                           ------------ ------------ ---------- ------------ ------------- -------------- ------------ ------------
BALANCE SHEET DATA:

Working capital(3)........        $196          674      1,736        1,474        1,976         1,476       10,024          2,321
Total assets..............       1,927        3,928      5,873        7,857        8,844         8,344       16,892         14,568
Long-term debt, net of
   current portion........          39           68         41           37           45            45           45             54
Shareholders' equity......        $308          843      1,924        1,769        2,511         2,011       10,559          2,919

----------
(1) Reflects the impact of the $500,000 cash dividend to be paid before the completion of this Offering but excludes the impact of the Offering. See "Dividend Policy."

(2) Gives effect to the sale by European Micro of 1,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $10.00 per share and after deducting the $500,000 cash dividend to be paid before the completion of this Offering and the estimated underwriting discounts and commissions and offering expenses) and the anticipated application of the net proceeds therefrom.

(3) Total current assets less current liabilities.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY. EUROPEAN MICRO CAUTIONS THAT THE FACTORS DESCRIBED BELOW COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS OF EUROPEAN MICRO MADE BY OR ON BEHALF OF EUROPEAN MICRO.

SOURCES OF SUPPLY

         Substantially all of the products purchased by European Micro are trademarked or copyrighted products manufactured which may have been sold to distributors by the manufacturers and resold to the Company. From time to time, trademark or copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation of such products into many of the countries in which the Company operates. There can be no assurance that future judicial, legislative or administrative agency action in such countries, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the Company's secondary sources of supply or other business activities. In addition, there can be no assurance that the Company's business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others based on violations of trademark or copyright rights or other laws. Such judicial, legislative, administrative or legal actions could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may attempt to sell products in the United States in the future. United States trademark and copyright owners and their licensees and trade associations in other industries have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of foreign manufactured or previously exported trademarked or copyrighted products. Such actions in the United States may prevent the Company from selling products in the United States or, if, at that time, the Company is already selling products in the United States, cease selling products in the United States. See "Business - Sources of Supply."

RELATED PARTY PURCHASES AND SALES

         Since its formation in 1991, the Company has belonged to a group of related companies called the Micro Computer Center Group (the "GROUP"). The Group is comprised of European Micro, Technology Express Inc. located in Nashville, Tennessee ("TECHNOLOGY EXPRESS"), American Surgical Supply Corp. d/b/a American Micro Computer Center in Miami, Florida ("AMERICAN MICRO COMPUTER CENTER") and, until August 1, 1997, Ameritech Exports Inc. located in Miami, Florida ("AMERITECH EXPORTS") and Ameritech Argentina S.A. located in Buenos Aires, Argentina ("AMERITECH ARGENTINA"). All members of the Group were owned and controlled by either of the two primary shareholders of European Micro, John
B. Gallagher and/or Harry D. Shields. In order to facilitate fast and efficient international transactions, each member of the Group has acted as a supplier for, and purchaser from, the other members of the Group. Such factors as country supply, currency fluctuation and manufacturer's geographic pricing strategy lead to a constantly changing model where purchases and sales to other members of the Group depend on the then current economic balance. The Group has attempted to price inter-Group sales at one percent above the selling Group member's cost, although the Group has made numerous exceptions in times of short supply, to cover assembly costs and to reward certain Group members for exceptional low-cost purchases. This low mark-up has enabled each Group member to buy product quickly and efficiently in the others' primary territory and to take advantage of quantity purchasing, financing and logistics of the other members. Additionally, the Company has paid certain management and consulting fees to the other members of the Group. The amount of these fees is set forth in the "Certain Relationships and Related Transactions" section of this Prospectus.

         The following table describes the inter-Group sales and purchases for the time periods specified (in thousands):

                                                              (UNAUDITED)
                                    YEAR ENDED JUNE 30,      QUARTER ENDED
                                  1995     1996     1997     SEPT. 30, 1997
                                -------   -------  -------   --------------
SALES
American Micro Computer Center   $  323      306       66          5,836
Technology Express, Inc.             22      104       (2)         3,504
Ameritech Argentina S.A             --       --        90           --
Ameritech Exports Inc.                1       26     --             --
                                 ======   ======   ======         ======
                                 $  346      436      154          9,340
                                 ======   ======   ======         ======


                                                                (UNAUDITED)
                                      YEAR ENDED JUNE 30,      QUARTER ENDED
                                   1995     1996       1997    SEPT. 30, 1997
                                --------   -------   -------   --------------
PURCHASES
American Micro Computer Center   $ 4,082     2,289     1,092         --
Technology Express, Inc.           3,265    14,890    20,717        2,545
Ameritech Argentina S.A             --        --        --           --
Ameritech Exports Inc.               70      1,116       848         --
                                 =======   =======   =======      =======
                                 $ 7,417    18,295    22,657        2,545
                                 =======   =======   =======      =======

         With the exception of the quarter ended September 30, 1997, European Micro has traditionally purchased significantly more products than it has sold to the United States members of the Group. None of the members of the Group are under any legal obligation to continue to act as a supplier for or purchaser from the other members of the Group. Any member of the Group could at its sole discretion terminate its relationship with the other members of the Group. In the event that the Company was unable to purchase product from the United States members of the Group in accordance with the inter-Group pricing structure, the Company's margins would be significantly reduced and its business, financial condition and results of operations would be materially adversely effected. Moreover, in the event the Company was unable to sell product to other members of the Group, the Company's revenues will be significantly reduced and its business, financial condition and results of operations would be materially adversely affected. See "Certain Relationships and Related Transactions."

         The Group pricing structure is subject to review by the applicable taxing agency, including The Internal Revenue Service in the United States and Inland Revenue in the United Kingdom. An adverse decision by any such taxing agency with respect to the inter-Group pricing structure could result in the imposition of additional income taxes, interest or penalties. This would have a material adverse effect on the Company's business, financial condition and results of operations.

NARROW PROFIT MARGINS

         As a result of intense price competition in the microcomputer products industry, European Micro has had, and expects to continue to have, narrow gross profit and operating profit margins. These narrow margins magnify the impact on operating results of variations in sales and operating costs. The Company's gross margins have declined from 14.2% for 1995 to 7.6% for the quarter ended September 30, 1997, and operating margins have declined from 5.5% for 1995 to 3.1% for the quarter ended September 30, 1997. The Company has taken a number of steps intended to address these declining margins, including improving and enhancing its information systems and partially offsetting the effects of such low gross profit margins by increasing sales and reducing operating expenses as a percentage of sales. There can be no assurance that the Company will maintain or increase sales or further reduce operating expenses as a percentage of sales in the future. Moreover, there can be no assurance that these steps will prevent these margins from continuing to decline. Future gross profit margins may be adversely affected by changes in product mix, manufacturer pricing actions and competitive and economic pressures. While the Company will continue to explore ways to improve gross margins and reduce operating expenses as a percentage of sales, there can be no assurance that the Company will be successful in such efforts or that the Company's margins will not decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CREDIT EXPOSURE

         European Micro sells its products and services to a customer base of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company finances a significant portion of such sales. As a result, the Company's business could be adversely affected in the event of the deterioration of the financial condition of its customers, resulting in the customers' inability to repay the Company. In order to minimize the risk associated with such credit, the Company has sought to insure substantially all of its accounts receivable. No assurances can be given that the Company will maintain such insurance or, if such insurance is maintained, that it will be maintained in an amount equal to the aggregate amount of credit extended by the Company. In addition, no assurances can be given that such insurance will be available in the future on terms acceptable to the Company, if at all. Moreover, the deterioration of the financial condition of one or more of its customers may make future sales to such customers uninsurable.

ABILITY TO INSURE INVENTORY AGAINST THEFT

         The Company has experienced several thefts of inventory in 1997. The Company insures its inventory against theft and other damage up to a maximum of $2,900,000. See "Note 7 of the Notes to Financial Statements." There can be no assurance that such insurance coverage will adequately compensate the Company for all losses incurred as a result of theft or other casualty and there can be no assurance that the Company will be able to find replacement coverage if such coverage terminates or is otherwise canceled. A loss in excess of the Company's coverage or for which coverage is not available could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such coverage will remain available and, if available, at affordable rates.

ACQUISITIONS

         European Micro may use a portion of the net proceeds from this Offering for acquisitions of other companies' assets or product lines that the Company believes would complement or expand its existing business. No letters of intent or other documents regarding such acquisition have been entered into. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including: (i) the diversion of management's attention; (ii) the difficulty of assimilation of the operations and personnel of the acquired companies; (iii) the amortization of acquired intangible assets; (iv) the assumption of potential liabilities, disclosed or undisclosed, associated with the businesses acquired, which may exceed the amount of indemnification available from the seller, if any; (v) the risk that the financial and accounting systems utilized by the businesses acquired will not meet the Company's standards; (vi) the risk that the businesses acquired will not maintain the quality of services that the Company has historically provided;
(vii) the dilutive effect of the use of the Company's Common Stock as consideration for acquisitions; and (viii) the inability to attract and retain qualified local management. There can be no assurance that the Company will consummate any future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, or that any acquired operations will be successfully integrated, if at all, or that such operations will ultimately have a positive impact on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

         European Micro's existing and planned international operations are subject to political and economic uncertainties, including, without limitation, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, governmental challenges to the Company's tax strategies, hostilities and confiscation or nationalization of property. The Company's expected expansion into certain markets, such as Asia and Eastern Europe, pose a greater risk of currency fluctuations and bad debts than the Company's current business operations in Western Europe and the United States. Changes related to these matters could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF CURRENCY FLUCTUATIONS

         With the exception of the quarter ended September 30, 1997, a significant amount of European Micro's sales have historically been to customers outside of the United States. A majority of the Company's sales were denominated in currencies other than the United States dollar. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations and cash position. When possible, the Company engages in currency hedging transactions primarily through the purchase and sale of forward contracts intended to reduce these risks. There can be no assurance that fluctuations in foreign currency rates will not have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH

         The rapid growth of the Company's business has required the Company to make significant additions in personnel and has significantly increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems and other resources will not have a material adverse effect on the Company's business, financial condition and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the planned expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve economies of scale, such as enhanced purchasing power, the ability to purchase a higher percentage of product on credit and the ability to obtain product which the Company might not otherwise be able to obtain. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced significant sales growth, such growth may not be indicative of future sales growth.

         To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, without limitation, its data processing, financial and internal control systems. When entering new geographic markets, the Company will be required to implement its policies and financial reporting procedures, recruit personnel, and adapt its distribution systems to varying cultural, economic and governmental systems. There can be no assurance that management will adequately anticipate all of the changing demands that growth could impose on the Company's systems, procedures, and structure. In addition, the Company will be required to react to changes in its industry, and there can be no assurance that it will be able to do so successfully or at all. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's success to date has been significantly dependent on the contributions of John B. Gallagher and Harry D. Shields, the founders of the Company. The loss of the services of either person would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success also depends to a significant extent upon a number of its other key employees, and the loss of the services of one or more other key employees could also have a material adverse effect on the Company. The COMPANY has key-man life insurance policies with respect to one of these key employees. In addition, the Company believes that its future success will depend in part upon its ability to attract and retain additional highly-skilled professional, managerial, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting, training and retaining the personnel that it requires for its business and planned growth, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON KEY PRODUCTS AND KEY SUPPLIERS

         European Micro does not manufacture any of its own products but rather resells products purchased from suppliers. For the fiscal year ended June 30, 1997, the five best selling products accounted for 46.7% of its net sales. During this same period, the Company obtained 86.5% of its products from ten suppliers (36.2% excluding Technology Express) Accordingly, the Company is highly dependent upon such suppliers and the loss of a combination of suppliers or the inability to obtain adequate supplies of such products would have a material adverse effect on the Company's business, financial condition and results of operations.

NO CONTRACTS OR DISTRIBUTION AGREEMENTS WITH SUPPLIERS

         European Micro is an independent distributor of personal computer and related products. With only one exception, the Company does not enter into any long-term distribution arrangement with its suppliers. Rather, the Company depends almost entirely on the availability of product in the surplus or aftermarket. The Company is dependent upon the supply of products available from its suppliers. The microcomputer products industry is characterized by periods of severe product shortages and customer backlog due to suppliers' difficulty in projecting demand. There can be no assurance that suppliers will be able to maintain an adequate supply of products which will adequately fulfill all of the Company's customer orders on a timely basis. Failure to obtain adequate product in required quantities would have a material adverse effect on the Company's business, financial and results of operations. Moreover, because the Company does not utilize supplier contracts, it does not enjoy the traditional benefits that they provide, such as inventory price protection, market development funds or payment terms.

RELIANCE ON KEY CUSTOMERS AND KEY MARKETS

         For the fiscal year ended June 30, 1997, European Micro's twenty largest customers accounted for 53.8% of the Company's net sales. None of these customers individually accounted for more than 8.1% of such net sales. As such, the Company is highly dependent upon such customers and the loss of any such customer or customers could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, certain markets within which the Company operates represent a high percentage of its total operating earnings and net sales. For example, approximately 45.1% of net sales were attributable to the markets of the United Kingdom. Decreases in the volume of sales in such regions or declines in operating margins could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH HOLDING FOREIGN SUBSIDIARIES

      All of the operations of European Micro Holdings, Inc. are and will be conducted through the Subsidiaries and any other direct and indirect subsidiaries. European Micro Holdings, Inc.'s available cash will depend upon the cash flow of its subsidiaries and the ability of those subsidiaries to make funds available to European Micro Holdings, Inc. in the form of loans, dividends, intercompany advances, management fees or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to European Micro Holdings, Inc., whether in the form of loans, dividends, intercompany advances, management fees or otherwise. Certain subsidiaries currently are organized outside the United States and applicable law in certain countries may limit the ability of such subsidiaries to pay dividends in the absence of sufficient withholding taxes, distributable reserves or for other reasons. The Subsidiaries are not currently subject to any currency exchange controls. However, future exchange controls, or the existence of such controls in other countries in which European Micro establishes or acquires subsidiaries, could limit or restrict the ability of European Micro to obtain loans, dividends, intercompany advances, management fees or otherwise access financial resources of such subsidiaries. In addition, the subsidiaries may from time to time in the future become parties to financing arrangements, which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to European Micro Holdings, Inc. In the event of any insolvency, bankruptcy or similar proceedings, creditors of the subsidiaries would generally be entitled to priority over European Micro Holdings, Inc. with respect to assets of the affected subsidiaries.

AVAILABLE CAPITAL

         The Company's business often requires the volume buying of discounted products. This requires the Company to have sufficient available cash or financing to be able to take advantage of such discounted prices on a timely basis. There can be no assurance that the Company will continue to have available cash or financing. A shortage of available cash or financing may prevent the Company from being able to purchase inventory at favorable prices and therefore have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR ADDITIONAL CAPITAL AND RISK OF INDEBTEDNESS

         European Micro has historically grown through internal expansion, which has resulted in the need for significant amounts of capital or financing which often has been provided by the Company's founding shareholders. To maintain historical levels of growth, European Micro may need to seek additional funding through public or private financing and may, when attractive sources of capital become available, elect to obtain capital in anticipation of such needs. There can be no assurances that the founding shareholders will continue to extend credit to the Company. Adequate funds may not be available when needed or may not be available on terms favorable to European Micro. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion plans.

         The Company may incur substantial amounts of indebtedness in its operations. European Micro expects to dedicate an increasing portion of its cash flow to servicing such indebtedness, thereby exposing it to the risks inherent in a highly leveraged company, including, among other things, interest rate and default risks. An increase in interest rates charged by lending institutions will increase the cost of servicing the Company's indebtedness as well as increase the cost of financing future acquisitions. Additionally, the Company anticipates that such indebtedness will be secured by liens on the Company's assets, and a default on such indebtedness may result in the Company's lenders foreclosing such liens. The occurrence of any of these things could have a material adverse affect on the Company's business, financial condition and results of operations. Loan agreements also typically impose substantial restrictions on borrowers and normally require strict compliance with certain financial ratios and other criteria, all of which may significantly restrict the Company's business or financial flexibility and have a material adverse effect on the Company's business and financial condition. If funding is insufficient, European Micro may be required to delay, reduce the scope of or eliminate some or all of its expansion plans. This would have a material adverse effect of the Company's business, financial condition and results of operations.

VARIABILITY OF CUSTOMER REQUIREMENTS

         The level and timing of orders placed by European Micro's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' strategies and variations in demand for products. European Micro relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. European Micro does not have long term contracts with its customers. As such, nothing would prohibit European Micro's customers from reducing or eliminating their orders with European Micro which would result in a decrease in sales and an increase in inventory carrying costs and obsolescence. Any significant reduction in customer orders could have a material adverse effect on European Micro's business, financial condition and results of operation.

COMPETITION

         European Micro operates in a highly competitive environment. The computer wholesale distribution industry is characterized by intense competition, based primarily on product availability, credit availability, price, speed of delivery, quality and depth of product lines, service and support. Certain of European Micro's competitors have greater financial, marketing, service and technical support resources than European Micro and may sell products at prices below those charged by European Micro. There can be no assurance that European Micro's resources will be sufficient to allow European Micro to compete effectively in the future. Continued increases in competition could have a material adverse effect on European Micro's results of operations because of price reductions and potential loss of market share.

FLUCTUATIONS IN QUARTERLY RESULTS

         European Micro's quarterly net sales and operating results have varied significantly in the past and will likely continue to do so in the future as a result of such factors as seasonal variations in the demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations, and general economic conditions.

         Specific historical seasonal variations in European Micro's operating results have included a reduction in demand in Europe during the summer months and the product cycle of major products. European Micro may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, European Micro believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, European Micro's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Common Stock would be materially adversely affected.

EFFECTS OF TECHNOLOGICAL CHANGE

         The products sold by European Micro are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by European Micro obsolete or unmarketable in a relatively short period of time. Although it is the policy of most manufacturers of microcomputer products to protect distributors in the form of price protection and/or stock rotation, the nature of European Micro's business does not allow it to enjoy those benefits. See "Risk Factors - No Contracts or Distribution Agreements with Vendors." European Micro's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to its vendors' new product lines, as well as product lines of any additional vendors that release new and desirable technology.

CONTROL BY CURRENT SHAREHOLDERS

         Upon completion of the Offering, the Selling Shareholders will own beneficially approximately 78% of the outstanding shares of Common Stock. As a result, these shareholders, acting together, will retain the voting power required to approve all matters requiring approval by European Micro's shareholders, including the election of directors of the Company, transactions involving the potential sale or merger of the Company, the issuance of additional equity, warrants or options, or the incurrence of significant indebtedness. Pursuant to a Shareholders Agreement which the Selling Shareholders anticipate entering into before the completion of this Offering, Messrs. Gallagher and Shields will agree to vote all shares of Common Stock owned or controlled by them, together on all matters submitted to a vote of the shareholders of European Micro, including the election of directors. See "Principal and Selling Shareholders - Shareholder Cross-Purchase Agreement."

ANTI-TAKEOVER CONSIDERATIONS

         The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Articles of Incorporation provide that the holders of a majority of the Preferred Stock, voting separately from the holders of the Common Stock, must approve certain transactions. The Company has a staggered board. Therefore, any shareholder (other than Messrs. Gallagher and Shields) interested in gaining control of the Company will be precluded from electing a majority of directors in any single year. Certain change of control transactions such as mergers, share exchange or sale of substantially all of the assets of the Company require an affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred Stock.

         In addition, Messrs. Gallagher and Shields control approximately 78% of the outstanding shares of Common Stock and the voting power of these shareholders could have the effect of delaying or preventing a change in control of European Micro. These, and certain other provisions of the Company's Articles of Incorporation and By-laws, as well as Nevada law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or the Board of Directors or may limit the price certain investors may be willing to pay in the future for shares of Common Stock. See "Principal Shareholders" and "Description of Capital Stock-Anti-takeover Effects of Provisions of the Articles of Incorporation, By-laws and Nevada Law."

FOREIGN CORRUPT PRACTICES ACT

         The Company, like other companies operating internationally, is subject to the Foreign Corrupt Practices Act ("FCPA") and other laws which prohibit improper payments to foreign governments and their officials by United States and other business entities. The FCPA also requires companies to maintain accurate record keeping and systems of internal control to ensure that funds are not misappropriated. The Company's operations in certain countries creates the risk of an unauthorized payment by an employee or agent of the Company which would be in violation of such laws, including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act or these other laws may result in severe criminal penalties which could have a material adverse effect on the Company's business, financial condition and results of operations.

NO ANTICIPATION OF DIVIDENDS FOLLOWING OFFERING

         European Micro anticipates that, following the completion of this Offering and for the foreseeable future, earnings, if any, will be retained for the development of its business and will not be distributed to shareholders as dividends. The declaration and payment of any dividends by European Micro at some future time, if any, will depend upon European Micro's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by European Micro's Board of Directors. The declaration and payment of dividends, if at all, by European Micro will be at the discretion of the Board of Directors. See "Dividend Policy."

BROAD DISCRETION IN USE OF PROCEEDS

         European Micro intends to use the net proceeds of this Offering for the purposes set forth in the Section entitled "Use of Proceeds." However, management of European Micro has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address different circumstances and opportunities. As a result, European Micro's success will be substantially dependent upon the discretion and judgment of the management of European Micro with respect to the application and allocation of the net proceeds of this Offering.

QUALIFICATION AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES

         The National Association of Securities Dealers, Inc. ("NASD"), which administers The Nasdaq National Market System (the exchange which European Micro proposes to list the Common Stock for trading), requires that in order to be included on this market, a company must satisfy and maintain certain financial requirements established by the NASD. The failure to satisfy or maintain such requirements may result in the discontinuance of the inclusion of the Common Stock on these markets. In such event trading, if any, of the Common Stock may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the "pink sheets." An investor will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. If European Micro fails to meet certain requirements, sales of the Common Stock would be subject to a rule promulgated by the Commission which imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have a material adverse effect on the ability of broker-dealers to sell the Common Stock, which may affect the ability of purchasers in this Offering to sell the Common Stock in the secondary market.

NO PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

         Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between European Micro and the representatives of the Underwriters, does not reflect book value per share or any other quantitative factor and may not be indicative of prices that will prevail in the trading market for the Common Stock. The stock market has experienced extreme price and volume fluctuations which have particularly affected the market price for many computer related distribution companies and which have often been unrelated to the operating performance of these companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in periodic operating results, changes in management, future announcements concerning European Micro, legislative or regulatory changes, general trends in the industry and other events or factors.

DILUTION

         The initial public offering price of the Common Stock is substantially more than the net tangible book value per share of the Common Stock. Accordingly, the purchasers of shares of Common Stock pursuant to the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock from the initial public offering price. The net tangible book value dilution to new investors in the Offering will be $7.89 per share at an assumed initial public offering price of $10.00 per share. See "Dilution."

UNDERWRITER'S INFLUENCE ON THE MARKET

         A significant amount of the Common Stock offered hereby will be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such shares through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and may otherwise effect transactions in the Common Stock. If it participates in the market, the Underwriter may exert a substantial influence on the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."

LIMITATION ON UNDERWRITER'S MARKET MAKING

         Unless granted an exemption from the Commission's Rule 10b-6, the Underwriter will be prohibited from engaging in any market making activities with regard to European Micro's securities while the Underwriter is engaged in a distribution of the Common Stock and for a period of up to ten days prior to such activities. The inability of the Underwriter to engage in such market activities may have a material adverse effect on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market after this Offering, including sales pursuant to Rule 144 promulgated under the Securities Act or otherwise, or the perception that such sales could occur, may adversely affect the market price of European Micro's Common Stock. Upon completion of this Offering, European Micro will have 5,000,000 shares of Common Stock outstanding. Of these shares, all of the 1,100,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act. All of the remaining 3,900,000 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold in private transactions in reliance upon exemptions under the Securities Act. All of those shares are held by the Selling Shareholders who are deemed "affiliates" of European Micro as such term is defined in Rule 144. The restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act. Except for the 100,000 shares of Common Stock being sold by the Selling Shareholders in this Offering, the Selling Shareholders have agreed not to sell or dispose of any of the remaining 3,900,000 shares of Common Stock held by them for six months after the date of this Prospectus without the prior written consent of the Underwriter. For the period beginning six months after the date of this Prospectus and ending one year from such date, the Selling Shareholders have agreed not to sell or dispose of any of the remaining 3,900,000 shares of Common Stock held by them in amounts exceeding those set forth in Section (e)(1) of Rule 144 promulgated under the Securities Act and only in the manner of sale provided in Section (f) of such rule. See "Underwriting." Subject to the restrictions described above, the Selling Shareholders have certain demand and piggy-back registration rights with respect to the shares of Common Stock held by them. Either of the Selling Shareholders may require the Company to file a registration statement with respect to the 3,900,000 shares once per year. Moreover, either may include these shares in certain other offerings by the Company. See "Description of Capital Stock - Registration Rights."

LABOR RELATIONS

         European Micro's labor force is currently not unionized. European Micro, however, does business in certain foreign countries where labor disruption is more common than in the United States. The majority of the freight carriers used by European Micro are unionized. A labor strike by one of European Micro's freight carriers or vendors, a general strike by civil service employees, a governmental shutdown or any type of labor disruption could have a material adverse effect on European Micro's business, financial and results of operation.

                                 USE OF PROCEEDS

         The net proceeds to European Micro (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of 1,000,000 shares of Common Stock offered by the Company, assuming a public offering price of $10 per share, are estimated to be approximately $8,548,000. The Company will not receive any portion of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

         The Company expects to use the net proceeds of this Offering to expand its ability to fund operations and provide working capital to European Micro Plc (approximately $4,000,000), for expansion purposes, including mergers and acquisitions (approximately $2,500,000), to fund operations and provide working capital to Nor'easter (approximately $1,000,000), to expand its sales and marketing capabilities (approximately $500,000) and for general corporate purposes, including investor relations (approximately $500,000). European Micro is not currently engaged in any discussions for any material acquisitions and no assurance can be given that any such acquisitions will be consummated or when, if any, expansions will occur.

         Pending utilization as described above, the net proceeds of this Offering will be invested in short-term, high grade, interest-bearing securities.

                                 DIVIDEND POLICY

         During the fiscal years ended June 30, 1996 and 1997, European Micro declared and paid cash dividends of $961,000 or $0.96 per share and $562,000 or $0.56 per share, respectively. The dividends per share were calculated based on 1,000,000 shares of Common Stock outstanding.

         Before the completion of this Offering, European Micro anticipates declaring and paying a cash dividend of $500,000 or $0.50 per share of Common Stock. The effect of this cash dividend will be to reduce both the cash and retained earnings on the consolidated balance sheet of European Micro by an aggregate of $500,000. In addition, the proposed cash dividend will reduce the amount of cash available to European Micro for working capital and other corporate purposes.

         European Micro anticipates that, following the completion of the Offering, earnings will be retained for development of its business and will not be distributed to shareholders as dividends. The declaration and payment by European Micro of any future dividends and the amount thereof will depend upon European Micro's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

         The following table sets forth (i) the historical capitalization of the Company as of June 30, 1997, and (ii) the pro forma capitalization of the Company as of such date as adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses and the anticipated application of the net proceeds therefrom and the impact of the $500,000 cash dividend to be paid before the completion of this Offering.

                                                                                     JUNE 30, 1997
                                                                   -----------------------------------------------------

                                                                      ACTUAL          AS ADJUSTED(1)     PRO FORMA (2)(3)
                                                                   ------------- -    --------------     ---------------
                                                                   (IN THOUSANDS)     (IN THOUSANDS)      (IN THOUSANDS)

Long-term debt, net of current portion.....................               $45                  45                  45
Stockholders' equity:
      Preferred  Stock,  $0.01  par  value,  1,000,000
      shares  authorized, none issued on a proforma                    --                  --                  --
      basis ..............................................
      Common Stock, par value (pound sterling)1 per share;
      1,001,000 shares authorized, 1,000,000 shares
      issued and outstanding. On a proforma basis, par
      value $0.01 per share; 20,000,000 shares authorized;
      5,000,000 shares issued and outstanding.............              1,664               1,664                  50
     Additional paid-in capital...........................                 --                  --              10,162
     Retained Earnings....................................                826                 326                 326
     Cumulative foreign currency adjustment...............                 21                  21                  21
                                                                   ----------          ----------          ----------
      Total stockholders' equity..........................             $2,511               2,011              10,559
                                                                   ----------          ----------          ----------
      Total capitalization................................             $2,556               2,056              10,604
                                                                   ==========          ==========          ==========

----------
(1) Reflects the impact of the $500,000 cash dividend to be paid before the completion of this Offering but excludes the impact of the Offering.. See "Dividend Policy."

(2) Excludes (i) 500,000 shares issuable upon the exercise of options to purchase shares of Common Stock reserved for issuance upon the grant of options under European Micro's 1998 Stock Incentive Plan and (ii) 50,000 shares of Common Stock that have been reserved for issuance under European Micro's Employee Stock Purchase Plan. See "Management - 1998 Stock Incentive Plan" and "Management - 1998 Employee Stock Purchase Plan."

(3) This reflects the impact of both the $500,000 cash dividend to be paid before the completion of this Offering and the estimated net proceeds of the Offering.

                                    DILUTION

         THE PER SHARE DATA IN THE FOLLOWING TABLE ASSUMES THAT ALL SHARES OF EUROPEAN MICRO PLC CURRENTLY HELD BY THE SELLING SHAREHOLDERS HAVE BEEN EXCHANGED FOR 4,000,000 SHARES OF COMMON STOCK OF EUROPEAN MICRO HOLDINGS, INC. THE COMPANY EXPECTS SUCH EXCHANGE TO BE CONSUMMATED PRIOR TO THE OFFERING. THE COMPANY FURTHER BELIEVES THAT THE FOLLOWING TABLE IS MORE MEANINGFUL WHEN PRESENTED IN THIS FASHION.

         The pro forma net tangible book value of the Company at June 30, 1997, as adjusted for the $500,000 cash dividend to be paid before the completion of the Offering was $2,011,000 or $0.50 per share of Common Stock assuming 4,000,000 shares outstanding. All per share calculations immediately after the Offering assume 5,000,000 shares of Common Stock are outstanding. After giving effect to the sale of the shares of Common Stock in the Offering (at an assumed initial offering price of $10.00 per share) and after deducting anticipated offering expenses and underwriting discounts and commissions, the adjusted pro forma net tangible book value of the Company at June 30, 1997 would have been $10,559,000 or $2.11 per share, representing an immediate $7.89 per share dilution to new investors purchasing shares at the initial public offering price. The following table illustrates such per share dilution.

Assumed initial public offering price per share....................     $10.00
     Pro forma net tangible book value
         per share before the Offering(1).................    $0.50
     Increase per share attributable to new investors.....    $1.61
                                                              -----
Adjusted pro forma net tangible book
     value per share after the Offering............................      $2.11
                                                                         -----
Dilution per share to new investors (2)............................      $7.89
                                                                         =====
              ----------------

              (1) Reflects the impact of the $500,000 cash dividend to be paid before the completion of this Offering but excludes the impact of the Offering. See "Dividend Policy."

              (2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the Offering from the initial public offering price paid by a new investor for a share of Common Stock.

         Sales of the Common Stock for other purposes after the completion of the Offering could also have dilutive effect to those persons purchasing Common Stock in the Offering.

         The following table sets forth, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new investors (assuming the sale by the Company of 1,000,000 shares in the Offering at an assumed initial public offering price of $10.00 per share), before deduction of underwriting discounts and commissions and offering expenses:

                                      SHARES PURCHASED                       TOTAL CONSIDERATION
                                 ----------------------------      ---------------------------------------
                                                PERCENT AFTER                        PERCENT      AVERAGE
                                   NUMBER         OFFERING            AMOUNT       AFTER         PRICE PER
                                                                                    OFFERING       SHARE
                                 ---------      -------------      -----------      --------     ---------
Existing shareholders(1)..       3,900,000            78%          $ 1,622,000(2)     12.9%        $0.42
New shareholders..........       1,100,000            22%          $11,000,000        87.1%       $10.00
     Total................       5,000,000           100%          $12,622,000       100.0%
                                 =========           ====          ===========       ======

--------------
(1) Sales by Selling Shareholders in this Offering will reduce the number of shares held by existing shareholders to 3,900,000 or 78% of the total number of shares of Common Stock to be outstanding after this Offering. See "Principal and Selling Shareholders."


                                       20



(2) The total consideration paid by the Existing Shareholders was $1,664,000 or $0.42 per share assuming 4,000,000 shares outstanding. This amount has been reduced by $42,000, the total consideration paid by the Existing Shareholders for the 100,000 shares of Common Stock to be sold in this Offering by the Existing Shareholders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected statement of operations and balance sheet data of the Company as of June 30, 1996 and 1997 and each of the years in the three-year period ended June 30, 1997 have been derived from the Company's audited consolidated financial statements and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Offering Memorandum. The following selected statement of operations and balance sheet data of the Company as of June 30, 1993, 1994 and 1995 and for the fiscal years ended June 30, 1993 and 1994, and the three months ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of the management, the unaudited consolidated financial statements of the Company have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods which adjustments are only of a normal requiring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. All figures are in thousands except per share data. See "Index to Financial Statements."

                                                                                              QUARTER    QUARTER
                                                                                               ENDED      ENDED
                                                     YEAR ENDED JUNE 30,                      SEPT. 30,  SEPT. 30,
                                      1993       1994       1995      1996        1997          1996       1997
                                    -------    -------    -------    -------    -------      ---------- ----------
STATEMENT OF OPERATIONS:
Net sales to third parties          $23,968     28,293     33,518     39,912     46,501         8,628     14,767
Net sales to related parties            309        942        346        436        154            68      9,340
Total net sales                      24,277     29,235     33,864     40,348     46,655         8,696     24,107

Cost of goods sold                  (21,256)   (25,761)   (29,040)   (35,892)   (41,319)       (7,466)   (22,268)
                                    -------    -------    -------    -------    -------       -------    -------

Gross Profit                          3,021      3,474      4,824      4,456      5,336         1,230      1,839
                                    -------    -------    -------    -------    -------       -------    -------

Operating expenses                   (1,313)    (2,368)    (2,832)    (2,884)    (3,230)         (734)    (1,057)
Operating expenses
  attributable to related parties       (80)      (120)      (144)       (94)       (55)          (53)       (25)
                                    -------    -------    -------    -------    -------       -------    -------

Total operating expenses             (1,393)    (2,488)    (2,976)    (2,978)    (3,285)         (787)    (1,082)
                                    -------    -------    -------    -------    -------       -------    -------

Operating profit                      1,628        986      1,848      1,478      2,051           443        757
                                    -------    -------    -------    -------    -------       -------    -------

Interest expense                        (18)       (30)      (156)      (160)      (293)          (14)      (101)
                                    -------    -------    -------    -------    -------       -------    -------

Share of net (loss) income
  in unconsolidated affiliate          --         --         --         --          (73)         --           35

Income before income taxes            1,610        956      1,692      1,318      1,685           429        691

Taxes on income                        (546)      (432)      (577)      (473)      (651)         (142)      (206)
                                    -------    -------    -------    -------    -------       -------    -------

Net income                          $ 1,064        524      1,115        845      1,034           287        485
                                    =======    =======    =======    =======    =======       =======    =======

Net income per share                  $1.06       0.52       1.12       0.85       1.03          0.29       0.49
Cash dividend per share               $0.24       --         0.10       0.24       0.14          0.17       0.01


                                        JUNE 30,                  HISTORICAL   AS ADJUSTED(1)  PRO FORMA(2)   SEPTEMBER 30,
                           1993       1994     1995      1996        1997            1997          1997          1997
                          ------     -----     -----     -----       -----          -----         -------       ------
BALANCE SHEET DATA:
Working capital(3) ...    $  196       674     1,736     1,474       1,976          1,476         10,024          2,321
Total assets .........     1,927     3,928     5,873     7,857       8,844          8,344         16,892         14,568
Long-term debt, net of
   current portion ...        39        68        41        37          45             45             45             45
Shareholders' equity .    $  308       843     1,924     1,769       2,511          2,011         10,559          2,919

----------
(1)    Reflects the impact of the $500,000  cash  dividend to be paid before the  completion  of this  Offering but excludes the impact of the Offering.  See "Dividend Policy."

(2) Gives effect to the sale by European Micro of 1,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $10.00 per share and after deducting the $500,000 cash dividend to be paid before the completion of this Offering and the estimated underwriting discounts and commissions and offering expenses) and the anticipated application of the net proceeds therefrom.

(3)    Total current assets less current liabilities.

QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth certain unaudited consolidated quarterly statement of operations data for each of the four quarters in the periods ended June 30, 1996 and 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus, and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations and should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.

                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              -------------------------------------
                                        QUARTER ENDED
                                        -------------
                         SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,
                              1995         1995          1996         1996
                         ---------     --------     ---------     --------
Net sales(1)             $8,718        9,323        8,092         14,214
Gross profit              1,013        1,143          912          1,388
Net Income                  245          282          117            201
Net income per share       0.24         0.28         0.12           0.20

                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              -------------------------------------
                                        QUARTER ENDED
                                        -------------
                         SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,
                              1996         1996          1997         1997
                         ---------     --------     ---------     --------
Net Sales                $8,696        10,963       13,571        13,425
Gross Profit              1,231         1,025        1,454         1,627
Net Income(2)               287            94          291           362
Net income per
share(2)                   0.29          0.09         0.29          0.36

------------

(1) The net sales for the quarter ended June 30, 1996, increased primarily due to the Company's purchase of products in short supply in Europe from related parties in the United States. The demand for such products resulted in increased net sales for the quarter.

(2) Net Income and net income per share for the quarter ended December 31, 1996, decreased primarily due to adverse fluctuations in the exchange rates in Europe, particularly the British pound. The rapid strengthening of British pound affected central European currency debtor balances considerably.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF EUROPEAN MICRO AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         European Micro is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products, operating primarily in Western Europe. European Micro has pursued and expects to continue to pursue a strategy of purchasing product for resale on the worldwide surplus or aftermarket, as opposed to purchasing product for resale directly from manufacturers. European Micro's ability to purchase products for resale in these markets has enabled European Micro to significantly increase net sales and achieve strong operating results. For the three-year period ended June 30, 1997, European Micro's total net sales increased from $33.9 million in 1995 to $46.7 million in 1997, and gross profit increased from $4.8 million to $5.3 million. European Micro attributes these increases in sales to increased customer demand for European Micro's products and, more recently, to the expansion of the range of products offered.

         European Micro has derived all of its operating income and cash flow from its operating subsidiary organized and operated in the United Kingdom, European Micro Plc. Generally, European Micro purchases and sells its products in currencies other than the United States dollar. European Micro seeks to limit its exposure to currency fluctuations through hedging. See "Risk Factors -- Currency Risk Management."

RESULTS OF OPERATIONS

         The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in European Micro's Consolidated Statements of Operations:

                                               PERCENTAGE OF NET SALES
                                                                            (UNAUDITED)
                                                                        THREE MONTHS ENDED
                                          FISCAL YEARS ENDING JUNE 30,      SEPTEMBER 30,
                                          ---------------------------   ------------------
                                            1995      1996      1997      1996      1997
                                           -----     -----     -----      ----      -----
Net sales to third parties                  99.0%     98.9%     99.7%      99.2%     61.3%
Net sales to related parties                 1.0%      1.1%      0.3%       0.8%     38.7%
                                           -----     -----     -----      -----     -----
Total net sales                            100.0%    100.0%    100.0%     100.0%    100.0%
Total cost of goods sold                   (85.8%)   (89.0%)   (88.6%)    (85.9%)   (92.4%)
                                           -----     -----     -----      -----     -----
Gross profit                                14.2%     11.0%     11.4%      14.1%      7.6%
Operating expenses                          (8.7%)    (7.3%)    (7.0%)     (9.0%)    (4.5%)
                                           -----     -----     -----      -----     -----
Operating profit                             5.5%      3.7%      4.4%       5.1%      3.1%
Interest expense                            (0.5%)    (0.4%)    (0.6%)     (0.2%)    (0.4%)
Share of net profit/loss Joint Venture        --        --      (0.2%)      --        0.1%
                                           -----     -----     -----      -----     -----
Income before income taxes                   5.0%      3.3%      3.6%       4.9%      2.8%
Provision for income taxes                  (1.7%)    (1.2%)    (1.4%)     (1.6%)    (0.8%)

                                           -----     -----     -----      -----     -----
Net Income                                   3.3%      2.1%      2.2%       3.3%      2.0%
                                           =====     =====     =====      =====     =====

QUARTER ENDED SEPTEMBER 30, 1997 AND 1996

         TOTAL NET SALES. Total net sales increased $15.4 million, or 177.0%, from $8.7 million in the three month period ended September 30, 1996 to $24.1 million in the three months ended September 30, 1997. This increase was attributable to net sales to related parties and internal growth of the business, including the Premier Dealers Club. See "Business."

         Net sales to related parties increased $9.2 million, from $68,000 in the three month period ended September 30, 1996 to $9.3 million in the comparable period in 1997. This increase is attributable to extraordinary opportunities in the United States, caused by product shortages of certain computer peripherals in the United States which did not exist in Europe in the prior comparable period.

         Excluding net sales to related parties, net sales increased $6.2 million, or 72.1%, from $8.6 million in the three month period ended September 30, 1996 to $14.8 million in the comparable period in 1997. This is largely attributable to sales growth in connection with the establishment of the Premier Dealers Club. See "Business."

         GROSS PROFIT. Gross profit increased $0.6 million, or 50%, from $1.2 million in the three month period ended September 30, 1996 to $1.8 million in the comparable period in 1997 due principally to greater sales in the period. Gross profit excluding related party transactions increased to $1.6 million the three month period ended September 30, 1997.

         Gross margin decreased from 14.1% in the three month period ended September 30, 1996 to 7.6% in the comparable period in 1997. This decrease was largely attributable to lower gross margins associated with net sales to related parties. Excluding related party transactions, gross margin decreased from 14.1% in the three month period ended September 30, 1996 to 11.0% in the comparable period in 1997. The actual decrease was attributable to higher than usual margins in the period ended 1996 caused by a large volume of higher margin computer system sales in August and September 1996. The company does not expect this level of margin to be regularly achievable. The company views the margins in the period ended 1997 lower than normal due to fluctuating product shortages in the period.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 9.1% in the three month period ended September 30, 1996 to 4.5% in the comparable period in 1997. This percentage decrease is attributable to the increased sales volume associated with related party transactions in 1997 and the corresponding overheads that are not incurred in these transactions. Excluding related party transactions, operating expenses as a percentage of net sales decreased from 8.5% in the three month period ended September 30, 1996 to 7.2% in the comparable period in 1997. Operating expenses consist primarily of fixed costs, such as wages, salaries, rents and rates. Therefore, while net sales have increased in the period there has not been a corresponding increase in the fixed cost base.

         INTEREST EXPENSE. Interest expense increased $87,000 from $14,000 in three month period ended September 30, 1996 to $101,000 in the comparable period in 1997. This was attributable to increased borrowings by European Micro.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes decreased from 33.1% in the three month period ended September 30, 1996 to 31.4% in the comparable period in 1997. This decrease was attributable to a reduction in the corporate tax rate in the United Kingdom.

         INTEREST IN JOINT VENTURE. European Micro's share of income from Big Blue Europe was $35,000 in the three month period ended September 30, 1997. These earnings are attributed to the business maturing past the start-up stage. The company expects this trend to continue as Big Blue Europe attracts more customers and further strengthens existing relationships.

FISCAL YEARS ENDED JUNE 30, 1997 AND 1996

         TOTAL NET SALES. Total net sales increased $6.4 million, or 15.9%, from $40.3 million in 1996 to $46.7 million in 1997. Excluding net sales to related parties, net sales increased $6.6 million, or 16.5%, from $39.9 million in 1996 to $46.5 million in 1997. The increase in net sales was largely attributable to the internal growth of European Micro's business, addition of salespersons, greater market share and the development of key product niches. Additional growth in the period ended 1997 was fueled by the increase and strengthening of certain related hardware. This growth was primarily driven by the increased demand for the peripherals required by the hardware intensive enterprise-computing sector.

         Net sales to related parties decreased $282,000 from $436,000 in 1996 to $154,000 in 1997. This did not have any material effect on the Company's results of operations in the fiscal year ended June 30, 1997.

         GROSS PROFIT. Gross profit increased $0.8 million or 17.8%, from $4.5 million in 1996 to $5.3 million in 1997 due to increased sales in the period. Related party transactions did not have a material affect on gross profit in this period.

         Gross Margins increased from 11.0% in 1996 to 11.4% in 1997. This was attributable to European Micro's product mix. The gross margins were not materially affected by the related party transactions in the fiscal years ended 1997 and 1996, respectively. The Company does not expect the margins to continue to rise.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 7.4% in 1996 to 7.0% in 1997. Operating expenses consist primarily of fixed costs, such as wages, salaries, rents and rates. Therefore, while net sales have increased in the period there has not been a corresponding increase in the fixed cost base.

         INTEREST EXPENSE. Interest Expense increased $133,000 from $160,000 in 1996 to $293,000 in 1997. The increase was attributable to increased borrowings by European Micro in 1997.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes increased from 35.9% in 1996 to 37.0% in 1997. The increase was primarily attributed to the increase in disallowed travel and entertainment expenditures for corporate income tax purposes.

         INTEREST IN JOINT VENTURE. European Micro's share of losses from Big Blue Europe was $73,000 in 1997. These losses are attributed to business start-up costs. Big Blue Europe commenced operations in January 1997.

FISCAL YEARS ENDED JUNE 30, 1996 AND 1995

         TOTAL NET SALES. Total net sales increased $6.4 million, or 18.9%, from $33.9 million in 1995 to $40.3 in 1996. This increase in net sales was related to an increase in the customer base. A major catalyst in the increase in sales was the addition of new products to the Company's existing product lines. Related parties transactions were not material in this period.

         GROSS PROFIT. Gross profit decreased $0.3 million, or 6.3%, from $4.8 million in 1995 to $4.5 million in 1996 due principally to margin decreases in computer memory. Related party transactions did not have a material affect on gross profit in this period.

         Gross margin decreased from 14.2% in 1995 to 11.0% in 1996 due in large part to drastic worldwide computer memory price drops. These drops in prices caused cascading negative pressure on margins. Margins in the period ended 1996 fell also in part to the lower margin from sales of certain computer peripherals. Gross margins were not materially affected by related party transactions.

         OPERATING EXPENSES. Operating expenses as a percentage of total net sales decreased from 8.8% in 1995 to 7.4% in 1996. Operating expenses consist primarily of fixed costs, such as wages, salaries, rents and rates. Therefore, while net sales have increased in the period there has not been a corresponding increase in the fixed cost base.

         INTEREST EXPENSE. Interest expense increased $4,000, or 2.6%, from $156,000 in 1995 to $160,000 in 1996. The increase is attributable to increased borrowings by European Micro.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes increased from 34.1% in 1995 to 35.9% in 1996. This increase was primarily attributed to the increase in disallowed travel and entertainment expenditures for corporation tax purposes.

SEASONALITY

         European Micro typically experiences variability in its total net sales and net income on a quarterly basis as a result of many factors. These include but are not limited to seasonal variations in demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations and general economic conditions. Historical operating results have included a reduction in demand in Europe during the summer months.

LIQUIDITY AND CAPITAL RESOURCES

         FISCAL YEAR ENDED JUNE 30, 1997. Cash provided by operating activities during the year amounted to $247,000. Significant factors in the generation of cash were net income for the year amounting to $ 1,034,000 and increases in trade payables of $1,011,000. This was primarily due to a significant move towards third party suppliers as opposed to related party purchases which had been particularly high in 1996. Cash was also provided by reductions in amounts due from related parties ($139,000) and a decrease in other current assets ($267,000). The cash provided by operations was partially offset by the decrease in amounts due to related parties of $956,000 (as a result of the high third party purchases), an increase in trade receivables of $672,000 and an increase in inventory of $540,000. The increase in trade receivables was due to both a movement away from central European sales towards UK sales, which traditionally have longer credit terms and the continuing pressure to offer longer credit terms to the maturing marketplace.

         Cash used in investing activities amounted to $412,000 which was primarily attributable to the purchase of fixed assets amounting $195,000 which was partially offset by disposals ($47,000) and the investment in an unconsolidated affiliate, Big Blue Europe B.V. of $264,000. The larger fixed asset purchases included the addition of two cars ($69,000) and computer equipment for additional staff, network upgrades and lap top computers ($86,000). Fixtures and Fittings purchases during the year of $40,000 included additional furniture for the increase in employee numbers and $15,000 of warehouse security measures.

         Cash used in financing activities amounting to $123,000 was used primarily for the payment of dividends amounting to $562,000, reductions in the bank overdraft amounting to $314,000 and repayment of capital leases of $71,000. The generation of $824,000 through trade receivable discounting was brought about partially through the increase in trade receivables and partially through a change in banking policy in December 1996. Where the company had only discounted UK receivables up to December 1996, the change in policy allowed the company to additionally discount central European trade receivables. Against this increase in the discounting creditor the level of the bank overdraft was reduced and this is reflected by the $314,000 reduction in the bank overdraft

         Exchange movements of $254,000 had a favorable effect. This arises as a result of the year end sterling to dollar exchange rate moving from (pound sterling)1:$15538 as of June 30, 1996 to (pound sterling)1:$1.6643 as of June 30, 1997 and the resultant effect on translating the balance of net assets as of June 30, 1996 together with the retained earnings for the year is June 30, 1997 with the rate of June 30, 1997.

         The overall net decrease in cash was $34,000.

         FISCAL YEAR ENDED JUNE 30, 1996. Cash provided by operating activities amounting to $170,000 was primarily attributable to net income generated for the year amounting to $845,000, an increase in amounts due to related parties of $866,000, reductions in inventory of $661,000 and an increase in other current liabilities ($425,000). These amounts were partially offset by an increase in trade receivables of $1,677,000 and increases in the amounts due from related parties of $611,000. In addition cash was also used to reduce trade payables ($407,000). May 96 was a particularly strong month for European Micro, the highest monthly turnover in the Company's history. Certain UK customers had bought significant volumes and value of product, and with the larger customers having longer credit terms, some May 1996 debt was still outstanding at the end of June 1996. Much of the product bought at the end of the 1996 fiscal year was purchased from related parties, and with the cash used in funding trade receivables the level of payables due to related parties was high, while the payables to third parties reduced.

         Inventory value decreased in the fiscal year to June 1996 by $611,000. Such fluctuations are not uncommon given that European Micro typically purchases large amounts of inventory at a time which is then sold over a period of weeks. This creates an uneven inventory balance month on month.

         The nature of product availability and pricing made it attractive for related parties to buy from the Company.

         Cash used in investing activities amounted to $157,000 of this $171,000 related to the purchase of fixed assets consisting primarily of $100,000 of motor vehicle purchases. This was partially offset by sales of fixed assets ($14,000).

         Cash provided by financing activities of $292,000 primarily resulted from an increase in the level of the bank overdraft of $1,029,000 and an increase in the discount creditor of $283,000. Cash was used in the payment of dividends amounting to $961,000 and $59,000 of payments made on capital leases.

         The net increase in cash was $275,000, which is after the impact of exchange rates amounting to $30,000.

         FISCAL YEAR ENDED JUNE 30, 1995. Cash used in operating activities was $991,000. The significant areas where cash was used were increases in trade receivables of $832,000 and decreases in trade payables of $808,000 and other current liabilities ($302,000). The increase in trade receivables reflects the terms needed to be offered to attract more customers and business. This trend continues on into the fiscal years 1996 and 1997. The trade payables decreased significantly due to the short payment terms - the business grew dramatically in 1995 as a result of favorable product purchases. Cash was also used as a result of an increase in other current assets ($232,000). Cash used in operating activities was partially offset by net income for the year amounting to $1,115,000.

         Cash used in investing activities amounted to $55,000. This was as a result of fixed asset purchases, which primarily consisted of motor vehicles ($150,000) and computer equipment ($57,000), amounting in total to $222,000. This was partially offset by disposals of two high value motor cars and a small amount of office equipment amounting in total to $167,000.

         Cash provided by financing activities amounted to $640,000. The majority of cash was provided by the introduction of trade receivable discounting which generated $1,116,000. The discounting facility is used in the same manner as an overdraft and can therefore vary dramatically in relation to inventory, receivables and payables. This was partially offset by cash used in financing dividend payments amounting to $391,000 and repayment of capital leases ($43,000).

         The net decrease in cash was $357,000 after the impact of exchange rate changes amounting to $49,000.

         QUARTER ENDED SEPTEMBER 30, 1997. Cash used in operating activities amounted to $1,607,000. Significant cash was used following an increase in trade receivables amounting to $3,464,000 which was a result of the considerable increase in business in the quarter including significant UK sales with longer credit terms. In addition there were also significant increases in amounts due from related parties of $791,000. This was due to exceptional purchasing opportunities in Europe, from which related parties benefited through European Micro plc. Further cash was used following an increase in other current assets of $882,000 which was due to an increase in value added tax receivable and in the timing of payments for insurance's, rent and rates. The cash used was partially offset by net income generated in the quarter amounting to $485,000 and cash provided following increases in amounts due to related parties of $1,416,000. These increases were due to loan money received to assist in funding the significant level of purchases. Cash was also provided by an increases in trade payables of $840,000 which was due to outstanding letters of credit with a significant supplier. Further cash was provided by increases in taxes payable ($161,000) and other current liabilities ($249,000).

         Cash used in investing activities amounted to $8,000. This was primarily attributable to the purchase and sale of motor cars.

         Cash provided by financing activities amounted to $2,581,000. This is mainly a result of increases in the level of the discounting creditor amounting to $3,712,000, which was achieved through the increase in trade receivables. This was partially offset by reductions in the bank overdraft amounting to $1,034,000 and total cash used of $97,000 to pay dividends and repayments on capital leases.

         Overall net increase in cash was $916,000 after the impact of exchange rate changes of $50,000.

YEAR 2000 ISSUES

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the Year 2000. If not corrected in the computer applications of the Company or its suppliers and customers, this problem may cause computer applications to fail or to create erroneous results by or at the Year 2000. Although the Company believes that its computer applications will not be affected by the Year 2000 problem, any failure or erroneous results produced thereby may have a material adverse effect on the Company's business, financial condition or results of operations.

         The Company is evaluating the impact the Year 2000 problem will have on its suppliers and customers. The failure of the Company's suppliers and customers to correct the Year 2000 problem in their computer applications may have a material adverse affect on the Company's business, financial condition and results of operations. As of the date of this Prospectus, the Company cannot accurately anticipate or quantify the impact on the Company of its suppliers and customers failure to correct this problem.

ASSET MANAGEMENT

         INVENTORY. European Micro's goal is to achieve high inventory turns and maintain a low number of stock keeping units ("SKUS") and thereby reduce European Micro's working capital requirements. European Micro's strategy to achieve this goal is to both effectively manage its inventory and achieve high order fill rates. Inventory levels may vary from period to period, due to factors including increases or decreases in sales levels, European Micro's practice of making large-volume purchases when it deems such purchases to be attractive, new products and changes in European Micro's product mix.

         ACCOUNTS RECEIVABLE. European Micro sells its products and services to a customer base of more than 250 value-added resellers, corporate resellers, retailers and direct marketers. European Micro offers credit terms to qualifying customers and also sells on a pre-pay and cash-on-delivery basis. With respect to credit sales, European Micro attempts to control its bad debt exposure by monitoring customers' creditworthiness and, where practicable, through participation in credit associations that provide customer credit rating information for certain accounts. Substantially all of European Micro's accounts receivables are insured and its positive credit results have allowed European Micro to enjoy what it believes to be one of the most competitive insurance rates in the industry.

CURRENCY RISK MANAGEMENT

         REPORTING CURRENCY. European Micro Holdings, Inc.'s reporting and functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the United States Dollar. The functional currency of European Micro Plc is the United Kingdom Pound Sterling. European Micro Plc translates into the reporting currency by measuring assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the period.

         HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. European Micro attempts to limit its risk of currency fluctuations through hedging where possible. European Micro utilizes derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated transactions. In addition European Micro enters into economic hedges for the purpose of hedging foreign currency market exposures of underlying assets, liabilities and other obligations which exist as part of its ongoing business operations. In the quarter ended June 30, 1997 purchases of inventory by European Micro, were in United States dollars (50%), Pounds Sterling (38%), Dutch Guilders (9%) and other (3%). The most significant currencies in which sales were made, other than Pounds Sterling (63%), were the German Mark (15%), the French Franc (6%) and the United States Dollar (6%).

                                    BUSINESS

         European Micro Holdings, Inc. was formed in December 1997 to serve as a holding company of the Subsidiaries. European Micro Holdings, Inc. does not have any operations of its own. Its headquarters are located at 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015, where its telephone number is (305) 825-2458. European Micro Plc was organized under the laws of the United Kingdom in 1991 and became a public limited company in 1994. European Micro Plc is an independent distributor of microcomputer products mainly in Western Europe and to related parties in the United States. Nor'easter was organized under the laws of the State of Nevada in December 1997. Nor'easter is a start-up company which was formed to be an independent distributor of microcomputer products in the United States.

         European Micro Plc is the parent of European Micro GmbH and European Micro B.V. and has a 50% joint venture interest in Big Blue Europe, B.V. European Micro GmbH was formed in 1993 as a wholly owned subsidiary of European Micro Plc and it operates as a sales office in Germany. All products sold by European Micro GmbH are procured and shipped from the facilities of European Micro Plc. European Micro B.V. was formed in 1995 and commenced operations in January 1996 and ceased operations in December 1996. European Micro B.V. was a computer parts distributor. All products sold by European Micro B.V. were procured and shipped from the Company's facilities located in Manchester, England. In January 1997, European Micro Plc agreed with Big Blue Products, Inc., a New York corporation, to form Big Blue Europe. Big Blue Europe is a computer parts distributor located near Amsterdam, Holland. Selling primarily to computer maintenance companies, Big Blue Europe has experienced growth in sales and the Company believes that Big Blue Europe is positioned to participate in the high margin parts after-market industry. Big Blue Europe has no affiliation with IBM.

         The Company is an independent distributor of microcomputer products, including personal computers, memory modules, disc drives and networking products to customers mainly in Western Europe and to related parties in the United States. The Company's customers consist more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company does not sell to end-users. Substantially all of the products sold by the Company are manufactured by well-recognized manufacturers such as IBM, Compaq, Hewlett-Packard and 3Com, although the Company generally does not obtain its inventory directly from such manufacturers. European Micro monitors the geographic pricing strategies of such manufacturers, currency fluctuations and product availability in order to obtain inventory at favorable prices from other distributors, resellers and wholesalers. As a result of this purchasing strategy, the Company has achieved gross margins of 11.0% and 11.4% for the fiscal years ended June 30, 1996 and 1997, respectively. In the three-year period ended June 30, 1997, total net sales of European Micro increased from $33.9 million in 1995 to $46.7 million in 1997 and operating profit of European Micro increased from $1.8 million in 1995 to $2.0 million in 1997. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

         European Micro considers itself to be a focused distributor, as opposed to a broadline distributor, dealing with a limited and select group of high quality manufacturers and only limited products from such manufacturers. It believes that being a focused distributor enables it to respond quickly to customer requests and gives it greater availability of products, access to products and improved pricing. The Company believes that as a focused distributor it has been able to develop expertise in such products. The Company places significant emphasis on market awareness and planning and actively shares this pool of knowledge with its customers in order to further enhance trading relations. The Company strives to monitor and react quickly to market trends, thus enabling its multilingual sales team to maintain the highest levels of customer service.

         In 1996, European Micro introduced the Premier Dealers Club to attempt to attract small and medium sized resellers by offering them value-added procurement services that they were not enjoying from their current broadline distributors. Members of the Premier Dealers Club agree to purchase a target amount of products from the Company for a given period and those members achieving such goals earn rebates. Members also enjoy priority access to products in short supply, expedited shipment of orders, monthly analysis of purchases and rebates earned, internet ordering, marketing information and purchasing and outsourcing assistance.

         Recently, European Micro has set up an Internet Services Division to address the demand for internet oriented products. The Company recently entered into a Master Distribution Agreement with WatchGuard Technologies, Inc. to distribute its WatchGuard range of firewall products throughout Europe. These products have enjoyed extensive press coverage in the industry. European Micro intends to acquire distribution rights in other products and to enhance its technical capability by recruiting qualified personnel.

         European Micro is attempting to build a brand name in the microcomputer industry. To that end, European Micro has applied for trademark protection both in the United Kingdom and within the European Community. The Company believes that such trademarks will help establish a brand name with its customers and dealers. The following is a summary of the trademarks which the Company has applied for and their current status:

TRADE MARK                  CLASS(1)       NO.          APPLICANT          DATE OF FILING           COMMENTS
----------                  --------   --------     -------------------    ---------------       -----------------

European Micro                  9       438689      European Micro Plc        12-23-96            Community Trade
                                                                                                  Mark application

European Micro Plc & Logo       9       2119204     European Micro Plc        12-20-96            U.K. Trade Mark
                                                                                                  granted

Premier   Dealers  CLUB  &      9       2152310     European Micro Plc        11-29-97            U.K. Trade Mark
Logo                                                                                              application

Premier   Dealers  CLUB  &      9       695072      European Micro Plc        Pending             Community  Trade
Logo                                                                                              Mark application

---------------------
(1) Class 9 covers computer software; computer peripherals; parts and accessories for all the aforesaid goods.

INDUSTRY

         The microcomputer products industry has grown significantly in recent years, primarily due to increasing worldwide demand for computer products and the use of distribution channels by manufacturers for the distribution of products. There are two traditional distribution channels in the microcomputer industry: (i) those that sell directly to end-users ("RESELLERS") and (ii) those that sell to resellers ("DISTRIBUTORS"). Distributors generally purchase a wide range of products in bulk directly from manufacturers and then ship products in smaller quantities to many different types of resellers, which typically include dealers, value-added resellers, system integrators, mail order resellers, computer products superstores and mass merchants. European Micro is an independent distributor and generally does not purchase products directly from manufacturers but purchases from other distributors. See "Risk Factors - No Contracts or Distribution Agreements with Suppliers."

         European Micro believes that the microcomputer products industry is ideally suited for distributors because of the large number of fragmented resellers in the industry. As a result, it is cost efficient for manufacturers to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors. In addition, resellers traditionally have not been able to efficiently establish direct purchasing relationships with each manufacturer because of the large number of manufacturers in the industry. Instead, resellers have traditionally relied on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs. The Company believes that resellers are also increasingly relying on distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance their working capital needs. The Company believes the need for distributors in the microcomputer industry will continue to grow. It also believes that more manufacturers are using distributors as declining hardware prices, coupled with rising selling costs, make it difficult for manufacturers to efficiently deal directly with resellers.

         According to International Data Corporation (the "IDC"), in 1996, Western Europe represented approximately 24% of the worldwide personal computer market. While the Company's sales have historically been in Western Europe and to related parties in the United States, the Company intends to address the emerging markets of Eastern Europe, the Middle East and Africa, regions which the Company believes are underserved relative to the industry and offer substantial growth opportunities. The IDC projects a greater increase in the growth of personal computer sales in Eastern Europe, the Middle East and Africa when compared with the more mature market areas.

STRATEGY

         European Micro's objectives are to continue to strengthen its position as a distributor of microcomputer products within Western Europe. It also proposes to expand its operations into the United States, Eastern Europe, and to a lesser extent, Africa, Middle East and Asia. In attempting to achieve these objectives, the Company intends to implement the following strategies:

         GROWTH THROUGH START-UPS AND ACQUISITIONS. The Company's objectives are to strengthen its position as a leading distributor of microcomputer products in Western Europe and possibly expand into other geographic regions such as the United States and Eastern Europe, and to a lesser extent, Africa, the Middle East and Asia. The Company hopes to expand into these markets through a combination of start-up companies and acquisitions of existing distributors, although the Company has not identified any acquisition candidates and there can be no assurances that any acquisitions can be consummated on terms satisfactory to the Company. The Company expects to seek acquisition candidates which have strong entrepreneurial management teams with experience in the local markets and the potential to benefit the economies of scale that the Company could provide through its focused product lines. The Company intends that any acquisitions will adopt its policies and financial reporting procedures but operate as autonomous business units.

         FOCUSED DISTRIBUTION. European Micro's strategy is to operate as a focused distributor by addressing each national market with a limited and select group of high quality manufacturers and only limited products from such manufacturers which the Company believes helps it achieve a degree of strength within its chosen markets. The Company believes that this policy will further enhance its relationships with both its suppliers and customers. In addition, the Company intends to seek new products and suppliers that will reflect the requirements of the marketplace while at the same time remaining a focused distributor. The Company believes that this focused approach also results in more effective asset management. Generally, because popular products from leading manufacturers are in greater demand, the Company believes that this results in more efficient inventory management by virtue of greater inventory turns and, therefore, lower working capital requirements.

         FURTHER DEVELOP NEW INTERNATIONAL MARKETS. European Micro has, to date, focused its activities on the distribution of microcomputer products in Western Europe and to related parties in the United States. However, the Company believes that new opportunities are emerging in Eastern Europe, Africa, Middle East and Asia as well as more mature markets such as North America. The Company believes that its success in the culturally and linguistically diverse markets of Western Europe will be advantageous to the Company in expanding into new regions.

         INTERNET PRODUCTS. European Micro plans to address directly the demand for internet oriented products. The Company has recently acquired distribution rights to distribute firewall products manufactured by WatchGuard Technologies, Inc. throughout Europe. European Micro intends to acquire distribution rights in other products and to enhance its technical capability by recruiting qualified personnel.

PRODUCTS AND CUSTOMERS

         European Micro's sales consist of hardware products such as personal computers, memory modules, disc drives and networking products to a customer base of more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company anticipates the continued expansion of its customer database as the Premier Dealers Club and Internet Services Division add new products and services. For the quarter ended September 30, 1997, the Company's product mix by category was storage products (34%), networking (33%), system units (14%), memory (11%), and other (8%). For the fiscal year ended June 30, 1997, the five best selling products accounted for 46.7% of European Micro's net sales. These products generally have short life cycles as technological obsolescence ensures that the end-user must constantly update hardware for new technology. In order to reduce its exposure to obsolescence, European Micro strives to achieve a continually high rate of inventory turnover.

         European Micro purchases its products from distributors and other suppliers in large quantities. As a focused distributor, the Company focuses on a small number of leading manufacturers in each product category and on a small number of high volume items of that manufacturer. As a result, the Company carries fewer individual products from fewer manufacturers than the broadline distributors. The Company believes that this policy has enabled it to achieve an important market position in respect of both its chosen products and its geographical areas.

         European Micro's customers typically rely on distributors as their principal source of microcomputer products. The Company finances a significant portion of its total sales. In order to minimize the risk associated with such credit, European Micro has sought to insure substantially all of its accounts receivable. See "Risk Factors - Customer Credit Exposure." For the fiscal year ended June 30, 1997, no single customer accounted for more than 8.17% of European Micro's total net sales. The Company does not believe the loss of any customer would have a material adverse effect on its business, financial condition or results of operations. The Company's backlog of orders is not considered material to its business.

SUPPLIER RELATIONS

         European Micro obtains its products from distributors and other suppliers throughout the world in an attempt to obtain products at favorable prices while also maintaining continuity of supply. The Company generally makes its purchases based on the most favorable combination of prices, quantities and product selection, and therefore its suppliers are constantly changing. As a result, the Company does not believe that the loss of any single supplier other than Technology Express would have a material adverse effect on its operations. For the fiscal year ended June 30, 1997, the Company obtained 86.5% of its products from ten suppliers (36.2% excluding Technology Express). The Company does not generally obtain product directly from manufacturers and generally does not enter into any long-term or exclusive distribution agreements with its suppliers (except for the Master Distribution Agreement with WatchGuard Technologies, Inc.). In some cases suppliers are also customers. Whenever possible, product is purchased with the benefit of price protection so that the Company will receive a credit in the event the price of a product is reduced by the manufacturer.

         Suppliers deliver products against purchase orders tendered by European Micro. The Company often requests specific delivery dates in its purchase orders and lead times for delivery from suppliers are typically short. Delivery is, however, subject to availability, and, while suppliers have no liability to the Company for failure to meet a delivery date, orders may be canceled by the Company where the terms of the order have not been met. From time to time the Company experiences delivery delays and inventory shortages. The Company believes that these delays and shortages are common to other distributors of microcomputer products. The Company believes that it has a better chance than its competitors in Europe to have availability of product since it sources product internationally and does not, like many of its competitors, rely on a single contractual source of product supply.

         Historically, European Micro has paid for a significant amount of product on delivery, a practice which leads to lower prices and earlier delivery dates. European Micro's suppliers have increased available credit commensurate with its growth and the Company expects to continue to take advantage of credit purchases.

         Substantially all of the products purchased by European Micro are trademarked or copyrighted products which may have been sold to distributors by the manufacturers and resold to the Company. From time to time, trademark or copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation of such products into many of the countries in which the Company operates. There can be no assurance that future judicial, legislative or administrative agency action in such countries, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the Company's secondary sources of supply or other business activities. In addition, there can be no assurance that the Company's business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others based on violations of trademark or copyright rights or other laws. Such judicial, legislative, administrative or legal actions could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may attempt to sell products in the United States in the future. United States trademark and copyright owners and their licensees and trade associations in other industries have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of foreign manufactured or previously exported trademarked or copyrighted products. Such actions in the United States may prevent the Company from selling products in the United States or, if, at that time, the Company is already selling products in the United States, cease selling products in the United States. See "Risk Factors - Sources of Supply."

SALES AND MARKETING

         In order to address the individual customs, practices and business conventions in the countries in which European Micro operates, the Company employs a sales staff conversant in the local languages and with a general knowledge of the applicable markets. Oversight and strategic direction are provided by senior management of the Company.

         SALES. European Micro markets its products to distributors and resellers, not end-users. As of September 30, 1997, the Company distributed products to more than 250 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company's customers typically place orders with a sales representative. The Company maintains detailed information regarding its current inventory levels and pricing. The Company has historically experienced a reduction in demand during the summer months. See "Management's Discussion and Analysis - Seasonality."

         MARKETING. European Micro's marketing department monitors and evaluates national market trends, price movements and changes in product specifications. It is also responsible for developing and implementing the Company's advertising programs. The marketing department routinely queries the Company's customer base to ascertain how customers value its products, services, sales and support compared to its competitors. The feedback allows the Company to constantly tailor its business to its customers' needs. The Company recently introduced the Premier Dealers Club which allows members to earn rebates on the purchase of products, priority access to products in short supply, expedited shipment of orders, internet ordering and purchasing and outsourcing assistance.

COMPETITION

         European Micro operates in an industry which is characterized by intense competition based on price, product availability and delivery times. Its competitors include manufacturers and international distributors. Some of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of the right product at the right price is the key element of competitiveness and attempts to differentiate itself from its competition by providing a select number of products from a few name brand manufacturers and maintaining a sufficient inventory of such products. Furthermore, the Company enhances its competitive position by providing responsible and responsive customer service through the dedicated support of its highly trained sales personnel.

EMPLOYEES

         European Micro Plc currently has twenty four full time employees in the United Kingdom. European Micro GmbH currently has four full time employees in Germany. As of January 1998, Nor'easter has one full time employee in the United States. Big Blue Europe currently has sixteen full time employees in Holland. Of the total number of employees, nineteen work in marketing and sales, eight work in warehousing and delivery and twenty one are employed in administrative and other support positions. None of the Company's employees are represented by unions. There has been no disruption of operations due to a labor dispute. Management considers its relations with its employees to be good.

FACILITIES

         The corporate headquarters of European Micro Holdings, Inc. is located in Miami, Florida. Approximately 350 square feet is dedicated to management offices. European Micro Plc operates primarily from facilities located in Manchester, England. Approximately 4,400 square feet of the facilities in Manchester are allocated to offices, including management, sales, and administrative areas and the remaining 8,000 square feet is warehousing space.

         European Micro's facilities are described below:

         LOCATION                     SQUARE FEET         LEASE EXPIRATION
         --------                     -----------         ----------------

         Manchester (warehouse)(1)        8,000                 2012
         Manchester (offices)(1)          4,400                 2002
         Germany(2)                       1,360                 2004
         Netherlands(3)                   18,000                2002

-------------
(1)      European Micro Plc

(2)      European Micro GmbH

(3)      Big Blue Europe 50% Joint Venture

         The German office is a sales office with no warehousing facility. All products are shipped from the Company's Manchester facility directly to the customer. European Micro considers its existing facilities to be adequate for its foreseeable needs.

LEGAL PROCEEDINGS

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

                                   MANAGEMENT

         The executive officers and directors of European Micro, as well as certain key employees, and their ages as of January 1, 1998, are as follows:

NAME                   AGE              POSITION
----                   ---              --------

Harry D. Shields       47   Co-Chairman, Co-President and Director
John B. Gallagher      42   Co-Chairman, Co-President and Director
Jay Nash               36   Chief Financial Officer and Controller
Laurence Gilbert       52   Director and Managing Director of European Micro Plc
Bernadette Spofforth   28   Director and Sales Director of European Micro Plc
Kyle R. Saxon          46   Director

         HARRY D. SHIELDS is co-founder of European Micro Holdings, Inc. and European Micro Plc and has served as Co-Chairman, Co-President and Director of European Micro Holdings, Inc. since it was formed in December 1997. Mr. Shields has also served as Co-Chairman and Director of European Micro Plc since it was formed in 1991. He has served as president of Technology Express since 1986, Director of the Group since 1989, and was a Director of Ameritech Exports from 1992 to 1997. Mr. Shields has a Bachelor of Arts from DePaul University and a Masters Science from the University of Tennessee.

         JOHN B. GALLAGHER is co-founder of European Micro Holdings, Inc. and European Micro Plc and has served as Co-Chairman, Co-President and Director of European Micro Holdings, Inc. since it was formed in December 1997. Mr. Gallagher has also served as Co-Chairman and Director of European Micro Plc since its was formed in 1991. He has been Director of the Group since 1989, was a Director and President of Ameritech Exports Miami from 1992 to 1997, and President of American Micro Computer Center since 1989. Mr. Gallagher is a non-practicing attorney with a Bachelor of Arts and a Juris Doctorate both from the University of Florida.

         JAY NASH has been Chief Financial Officer and Controller of European Micro Holdings, Inc. since it was formed in December 1997. He has served as Vice President of Technology Express since 1992 and was an accountant with Jacques Miller from 1986 to 1992 and KPMG Peat Marwick from 1983 to 1986. Mr. Nash is a Certified Public Accountant with a Bachelor of Science in Accounting from the University of Tennessee.

         LAURENCE GILBERT has been a Director of European Micro since it was formed in December 1997. Mr. Gilbert has been Managing Director of European Micro Plc since 1996 and was Finance Director of the Group from 1995 to 1996. He served as a Management Consultant from 1994 to 1995 and Managing Director of Gilbert Lawton Ltd. from 1991 to 1993. Mr. Gilbert is a Chartered Accountant.

         BERNADETTE SPOFFORTH has been a Director of European Micro Holdings, Inc. since it was formed in December 1997. Ms. Spofforth has been Director of Sales of European Micro Plc since 1994 and served as Sales Manager of European Micro Plc from 1991 to 1994. Mrs. Spofforth was a Sales Executive with Cavelle Data Systems Ltd. from 1988 to 1991.

         KYLE R. SAXON has been a Director of European Micro Holdings, Inc. since its formation. Mr. Saxon is also a Director of European Micro Plc. He is a partner at the law firm of Catlin, Saxon, Tuttle, and Evans. Mr. Saxon has a Bachelor of Arts and a Juris Doctorate both from the University of Florida.

DIRECTOR--DESIGNEE

         The Company's Board of Directors expects Barrett Sutton (the "DIRECTOR-DESIGNEE") to become a member of the Board of Directors before the completion of this Offering. Information regarding the Director-Designee is provided below:

         BARRETT SUTTON has been an attorney, Executive Vice-President and General Counsel for General Capital Corporation and Gen Cap America, Inc. since 1995. He practiced law with the firm of White & Reasor from 1981 to 1994. Effective January 1, 1998, Mr. Sutton will be a partner at the law firm of Tuke Yopp & Sweeney. Mr. Sutton has a Bachelor of Arts from Vanderbilt University and a Juris Doctorate from the University of Virginia.

DIRECTORS

         The Board of Directors has been divided into three equal size classes serving staggered three-year terms. The term of office of the Class I directors will expire at the 1999 annual meeting of shareholders, the term of the Class II directors will expire at the 2000 annual meeting of shareholders and the term of the Class III director will expire at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors at annual meetings of shareholders, the holders of a majority of the Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting. The staggered term for directors may affect the shareholders' ability to change control of the Company even if a change in control is in the shareholders' interest.

         Under Nevada law, any vacancy in the Board of Directors, including any vacancies resulting from an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors. The authority of the Board of Directors to fill vacancies may result in a majority of the directors being elected without a vote of the shareholders. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of the Articles of Incorporation, By-Laws and Nevada Law."

         As of the date of this Prospectus, the name, class and expiration date of the initial term of the directors is as follows:

CLASS 1                       CLASS II                     CLASS III
-------                       --------                     ---------
(Terms expiring 1999)         (Terms expiring 2000)        (Terms expiring 2001)

Laurence Gilbert              Vacant(1)                    John Gallagher
Bernadette Spofforth          Kyle Saxon                   Harry Shields
-----------------
(1) The Company expects this vacancy on the Board of Directors to be filled by the Director-Designee before the completion of this Offering. See "Management--Director-Designee".

INDEMNIFICATION AND LIMITED LIABILITY

         Pursuant to its Articles of Incorporation, European Micro is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of European Micro. The Articles of Incorporation further eliminate the personal liability of a director or an officer to European Micro or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director or an officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of
Section 78.300 of Nevada Revised Statutes ("NRS"). European Micro is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

         European Micro maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of European Micro for a wrongful act for which they may become legally obligated to pay or for which European Micro is required to indemnify its directors and officers.

COMMITTEES

         Before the completion of this Offering, the Company expects to form an Audit Committee to consist of at least three Directors, a majority of whom will be independent directors. The functions of the Audit Committee will be to: (1) recommend annually to the Board of Directors the appointment of the independent auditors of European Micro, (2) discuss and review, in advance, the scope and the fees of the annual audit and review the results thereof with the independent auditors, (3) review and approve non-audit services of the independent auditors,
(4) review compliance with existing major accounting and financial reporting policies of European Micro, (5) review the adequacy of the financial organization of European Micro, and (6) review management's procedures and policies relating to the adequacy of European Micro's internal accounting controls and compliance with applicable laws relating to accounting practices.

         Before the completion of this Offering, the Company expects to form a Compensation Committee to consist of four Directors, two of whom will be independent Directors. This Committee will be responsible for making recommendations to the Board of Directors regarding compensation arrangements for the Company's officers.

          Before the completion of this Offering, the Company expects to form a Stock Option Committee to consist of two Directors, both of whom will be independent Directors. This committee will be responsible for making recommendations to the Board of Directors regarding the adoption of any employee benefit plans (including the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan) and the grant of stock options or other benefits under such plans.

DIRECTOR COMPENSATION

         Non-employee Directors receive $1,000 for attendance at Board of Director meetings whether in person or by telephone and are reimbursed for all out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees thereof.

         European Micro's 1998 Stock Incentive Plan (the "INCENTIVE PLAN") provides that directors who are not employees of European Micro will automatically be granted options to purchase (i) 10,000 shares of European Micro's Common Stock in connection with their appointment to European Micro's Board of Directors and (ii) 5,000 shares of European Micro's Common Stock each year thereafter that such non-employee director serves on European Micro's Board of Directors. See "- 1998 Stock Incentive Plan." Such options will vest after one year of service on the Board of Directors. The options granted to European Micro's initial non-employee directors will have an exercise price of 100% of the offering price in this Offering. Options granted after completion of this Offering will be priced no less than 100% of the fair market value on the date of the grant. Options granted to non-employee directors will be non-statutory options and will become exercisable after one year of service on the Board of Directors and will be exercisable for ten years from the date of the grant, except that options exercisable at the time of a director's death may be exercised for twelve months thereafter. Under the terms of the Incentive Plan, neither the Board of Directors nor any committee thereof will have any discretion with respect to options granted to directors.

1998 STOCK INCENTIVE PLAN

         The Board of Directors plan to adopt an Incentive Plan to be effective upon the consummation of this Offering. The Incentive Plan provides a means to attract, motivate, retain and reward key employees of European Micro and its Subsidiaries and other selected persons and promote the success of European Micro. A maximum of 500,000 shares of Common Stock (subject to certain anti-dilutive adjustments) may be issued pursuant to grants and awards under the Incentive Plan.

         ADMINISTRATION AND ELIGIBILITY. The Incentive Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (currently the Stock Option Committee) (the "ADMINISTRATOR"). The Incentive Plan empowers the Administrator to, among other things, interpret the Incentive Plan, to make all determinations deemed necessary or advisable for the administration of the Incentive Plan and to award to officers, and other key employees of European Micro and its Subsidiaries and certain other eligible persons ("ELIGIBLE EMPLOYEES"), as selected by the Administrator, options, including incentive stock options ("ISOS") as defined in the Internal Revenue Code (the "CODE"), stock appreciation rights ("SARS"), shares of restricted stock, performance shares and other awards valued by reference to Common Stock, based on the performance of the participant, the performance of European Micro or its Common Stock or such other factors as the Administrator deems appropriate. The various types of awards under the Incentive Plan are collectively referred to as "Awards."

         TRANSFERABILITY. Generally, Awards under the Incentive Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant and may be paid only to the participant or the participant's beneficiary or representatives. However, the Administrator may establish conditions and procedures under which exercise by and transfers and payments to certain third parties are permitted, to the extent permitted by law.

         OPTIONS. An option is the right to purchase shares of Common Stock at a future date at a specified price. The option price is generally the closing price for a share of Common Stock as reported on a national securities exchange, as quoted on The Nasdaq National Market System, or the closing bid price as reported by The Nasdaq National Market, whichever is applicable (the `FAIR MARKET VALUE"), on the date of grant, but may be a lesser amount if authorized by the Administrator. The Incentive Plan authorizes the Administrator to award options to purchase Common Stock at an exercise price which may be less than 100% of the Fair Market Value of such stock at the time the option is granted, except in the case of ISOs.

         An option may be granted as an incentive stock option, as defined in
Section 422 of the Code, or a non-qualified stock option. An ISO may not be granted to a person who, at the time the ISO is granted, owns more than 10% of the total combined voting power of all classes of stock of European Micro and its Subsidiaries unless the exercise price is at least 110% of the Fair Market Value of shares of Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. The aggregate Fair Market Value of shares of Common Stock (determined at the time the option is granted) for which ISOs may be first exercisable by an option holder during any calendar year under the Incentive Plan or any other plan of European Micro or its Subsidiaries may not exceed $100,000. A non-qualified stock option is not subject to any of these limitations.

         The Incentive Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Common Stock (valued at its Fair Market Value on the date of exercise), a combination thereof or, if an option award so provides, by delivering irrevocable instructions to a stockbroker to promptly deliver the exercise price to European Micro upon exercise (i.e. a so-called "cashless exercise"). Cash received by European Micro upon exercise will constitute general funds of European Micro and shares of Common Stock received by European Micro upon exercise will return to the status of authorized but unissued shares.

         CONSIDERATION FOR AWARDS. Typically, the only consideration received by European Micro for the grant of an Award under the Incentive Plan will be the future services by the optionee (as contemplated by the vesting schedule or required by agreement), past services or a combination thereof.

         SARS. The Incentive Plan authorizes the Administrator to grant SARs independent of any other Award or concurrently (and in tandem) with the grant of options. An SAR granted in tandem with an option is only exercisable when and to the extent that the related option is exercisable. An SAR entitles the holder to receive upon exercise the excess of the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over the option price. This amount may be paid in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Administrator may determine. Unless the agreement awarding such option in connection with the SAR provides otherwise, the option granted concurrently with the SAR must be canceled to the extent that the appreciation right is exercised and the SAR must be canceled to the extent the option is exercised. SARs limited to certain periods of time around a major event, such as a reorganization or change of control, may also be granted under the Incentive Plan.

         RESTRICTED STOCK. The Incentive Plan authorizes the Administrator to grant restricted stock to Eligible Employees on such conditions and with such restricted periods as the Administrator may designate. During the restricted period, stock certificates evidencing the restricted shares may be held by European Micro or a third party designated by the Administrator and the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

         PERFORMANCE SHARE AWARDS. The Administrator may, in its discretion, grant Performance Share Awards to Eligible Employees based upon such factors as the Administrator deems relevant in light of the specific type and terms of the Awards. The amount of cash or shares or other property that may be deliverable pursuant to these Awards will be based upon the degree of attainment over a specified period of not more than ten years (a "PERFORMANCE CYCLE") as may be established by the Administrator of such measures of the performance of European Micro, the Subsidiaries or any part thereof or the participant as may be established by the Administrator. The

Administrator may provide for full or partial credit, prior to completion of a Performance Cycle or the attainment of the performance achievement specified in the Award, in the event of the participant's death, retirement, or disability, a Change of Control (as defined in the Incentive Plan) or in such other circumstances as the Administrator may determine.

         SPECIAL PERFORMANCE-BASED SHARE AWARDS. In addition to awards granted under other provisions of the Incentive Plan, performance-based awards within the meaning of Section 162(m) of the Code and awards based on operating income, return on investment, return on shareholders' equity, earnings before interest, taxes, depreciation and amortization or earning per share or other business criteria ("OTHER PERFORMANCE-BASED AWARDS") relative to preestablished performance goals, may be granted under the Incentive Plan. The specific performance goals relative to these business criteria must be approved by the Administrator in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain. The applicable performance measurement period may not be less than one nor more than ten years.

         TERM AND EXERCISE PERIOD OF AWARDS. The Incentive Plan provides that awards may be granted for such terms as the Administrator may determine but not greater than ten years after the date of the Award. The Incentive Plan does not impose any minimum vesting period, post-termination exercise period or pricing requirement, although in the ordinary course, customary restrictions will likely be imposed. Options and SARs will generally be exercisable during the holder's employment by European Micro or by a related company and unearned restricted stock and other Awards will generally be forfeited upon the termination of the holder's employment prior to the end of the restricted or performance period. Generally, options which have become exercisable prior to termination of employment will terminate on the date of such termination of employment, unless extended by the Administrator. Such periods, however, cannot exceed the expiration dates of the Options. SARs have the same post-termination provisions as the Options to which they relate. The Administrator has the authority to accelerate the exercisability of Awards or (within the maximum ten-year term) extend the exercisability periods.

         TERMINATION, AMENDMENT AND ADJUSTMENT. The Incentive Plan may be terminated by the Board of Directors at any time. In addition, the Board of Directors may amend the Incentive Plan from time to time, without the authorization or approval of European Micro's shareholders, unless the amendment
(i) materially increases the benefits accruing to participants under the Incentive Plan, (ii) materially increases the aggregate number of securities that may be issued under the Incentive Plan or (iii) materially modifies the requirements as to eligibility for participation in the Incentive Plan, but in each case only to the extent then required by the Code or applicable law, or deemed necessary or advisable by the Board of Directors.

         Upon the occurrence of a change of control, all options become immediately exercisable and all restrictions on restricted shares lapse. A change of control includes:

         (1) approval of the Company's shareholders of a consolidation or merger of the Company with any third party, unless the Company is the entity surviving such merger or consolidation;

         (2) approval of the Company's shareholders of a transfer of all or substantially all of the assets of the Company to a third party or a complete liquidation or dissolution of the Company;

         (3) a third party (other than Messrs. Gallagher or Shields), directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities: (a) acquires any combination of beneficial ownership of the Company's voting stock and irrevocable proxies representing more than 20% of the Company's voting stock; (b) acquires the ability to control in any manner the election of a majority of the directors of the Company; or (c) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;

         (4) any election has occurred of persons to the Company's Board of Directors that causes a majority of such Board to consist of persons other than
(a) persons who were members of the Board on _____________, 1998 (the "EFFECTIVE DATE") or (b) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the Effective Date; or

         (5) A determination is made by the Commission or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.

         NON-EMPLOYEE DIRECTOR OPTIONS. The Incentive Plan provides that directors who are not employees of European Micro or its subsidiaries will automatically be granted options to purchase (i) 10,000 shares of European Micro's Common Stock in connection with their appointment to European Micro's Board of Directors and (ii) 5,000 shares of European Micro's Common Stock each year thereafter that such non-employee director serves on European Board of Directors. The option price is the Fair Market Value of a share of Common Stock on the date of grant of such option. Options granted to non-employee directors will become exercisable after one year of service on the Board of Directors and will be exercisable for ten years from the date of grant.

         If a non-employee director's service with the Company terminates by reason of death, his or her option may be exercised for a period of one year from the date of death or until the expiration of the option, which ever is shorter. If a non-employee director's service with the Company terminates other than by reason of death, his or her option may be exercised for a period of three months from the date of such termination or until the expiration of the state term of the option, whichever is shorter. See "Management - Director Compensation."

         ANTIDILUTION PROVISIONS. The number of shares of Common Stock authorized to be issued under the Incentive Plan and subject to outstanding awards (and the purchase or exercise price thereof) will be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Incentive Plan or the awards.

         NON-EXCLUSIVITY. The Incentive Plan is not exclusive and does not limit the authority of the Board of Directors or the Administrator to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.

1998 EMPLOYEE STOCK PURCHASE PLAN

         The Company anticipates that upon adopting the 1998 Employee Stock Purchase Plan (the "PURCHASE PLAN") a total of 50,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Purchase Plan will permit eligible employees of European Micro and the Subsidiaries to purchase Common Stock at a discount through accumulated payroll deductions. Employees are generally eligible to participate in the Purchase Plan after _________ months of full time employment with European Micro or the Subsidiaries. The Purchase Plan will be implemented through sequential offering periods, each of which is approximately three months in duration. However, the initial offering period under the Purchase Plan will commence on the closing of this Offering and will end on __________, 1998. Participants will purchase shares of Common Stock on the last day of each offering period. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically upon the participant's termination of employment.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table provides information relating to compensation for the three most recently completed fiscal years for European Micro Plc's Co-Chairmen and its five other most highly compensated executive officers (collectively, the "NAMED EXECUTIVE OFFICERS").

                                                                                  LONG TERM
                                                 ANNUAL COMPENSATION(1)         COMPENSATION
                                                 -------------------            ------------

NAME AND PRINCIPAL              FISCAL                                              ALL OTHER
POSITION                         YEAR                SALARY           BONUS      COMPENSATION
------------------              ------               ------           -----      -------------

John Gallagher                   1997                   -0-             -0-               -0-
Co-Chairman and                  1996                   -0-             -0-               -0-
Director                         1995                $4,388             -0-               -0-

Harry Shields                    1997                   -0-             -0-               -0-
Co-Chairman and                  1996                   -0-             -0-               -0-
Director                         1995                $4,388             -0-               -0-

Laurence Gilbert (2)             1997               $64,364         $90,152           $11,160
Managing Director                1996                                                 $29,418
                                 1995                                                 $13,319

Nils Wager(3)                    1997               $20,962        $169,582              $450
Managing Director                1996               $73,626        $241,860           $14,509
                                 1995               $75,748        $347,367           $59,469

Bernadette Spofforth             1997               $48,328        $248,902           $13,979
Director of Sales                1996               $28,433        $168,971           $10,509
                                 1995               $26,641        $119,668            $8,348

----------------

(1) All compensation described in this table was paid by European Micro Plc. European Micro Holdings, Inc. paid no compensation during the three most recently completed fiscal years.

(2) Mr. Gilbert became Managing Director on November 1996. All other compensation for the years 1996 and 1995 were for consultancy fees paid to Mr. Gilbert prior to his becoming an officer of the Company.

(3)  As of November 1996, Mr. Wager is no longer employed by the Company.


         The following table sets forth certain information with respect to the grant of stock options by European Micro to the Named Executive Officers to whom stock options were granted under the terms of the Incentive Plan:

[TO BE PROVIDED]

EMPLOYMENT AGREEMENTS

         European Micro will enter into five-year employment agreements with each of Messrs. Gallagher and Shields. Pursuant to the agreements, each executive is employed as Co-Chairman and Co-President of European Micro. These agreements are effective as of January 1, 1998, and provide for annual base salaries of $175,000 each, plus annual cost of living adjustments and other increases to be determined annually be the Board of Directors or the Compensation Committee. In addition, each executive is entitled to annual incentive bonus compensation in an amount to be determined by the Board of Directors or a committee thereof.

         Each agreement further provides that each of Messrs. Gallagher and Shields will devote a significant amount of his working time and efforts to the business and affairs of European Micro; provided, however, that each of Messrs. Gallagher and Shields may devote a reasonable amount of time and effort to other business affairs, including, in the case of Mr. Gallagher, American Micro Computer Center and, in the case of Mr. Shields, Technology Express and in each case other activities disclosed to the Board of Directors.

         The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of European Micro), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to three times the compensation such executive would be entitled to receive in the current fiscal year, including base salary and incentive bonus compensation. For the purposes hereof, the amount of incentive bonus compensation such executive would be entitled to receive in the current fiscal year is equal to the largest amount accrued for any of the two most recently completed fiscal years. In addition, European Micro will pay certain relocation expenses incurred by the executive in change of principal residence and will indemnify the executive for any loss sustained in the sale of his principal residence. The agreements also provide that the executive will not compete with European Micro during his employment (except for activities related to American Micro Computer Center and Technology Express and such other activities disclosed to the Board of Directors) and for two years thereafter unless European Micro terminates the executive without "cause" or the executive terminates his employment for "good reason."

         In addition, the agreements grant each of Messrs. Gallagher and Shields demand and piggy-back registration rights with respect to the shares of Common Stock held by each. Each executive may individually require European Micro to file a registration statement with respect to these shares on annual basis. Moreover, each executive may include these shares in certain other offerings by European Micro. See "Description of Capital Stock - Registration Rights."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the year ended June 30, 1997, the Company had no compensation committee. No officers or employees, or former officers or employees, of the Company participated in deliberations of the Company's Board of Directors concerning executive officer compensation. As of the date of this Prospectus, the Compensation Committee is composed of Messrs. Gallagher and Shields, each of whom is a Co-Chairman, Co-President and Director of the Company and Co-Chairman of each of the Subsidiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         European Micro Holdings, Inc. expects to acquire one hundred percent (100%) of the issued and outstanding shares of ordinary stock of European Micro Plc in consideration for the issuance of 4,000,000 newly issued shares of Common Stock of European Micro Holdings, Inc. The 4,000,000 shares of Common Stock of European Micro Holdings, Inc. will be issued to the shareholders of European Micro Plc on a pro rata basis in accordance with such shareholder's respective ownership interests in European Micro Plc or 2,000,000 shares of Common Stock to each of Messrs. Gallagher and Shields. As a result of the exchange, Messrs. Gallagher and Shields will own one hundred percent (100%) of the issued and outstanding Common Stock of European Micro Holdings, Inc. prior to the consummation of this Offering. For a discussion of the number of shares of Common Stock owned by Messrs. Gallagher and Shields after the closing of this Offering see "Principal and Selling Shareholders."

         Since its formation in 1991, European Micro Plc has belonged to the Group (as defined on page 8). The Group is comprised of European Micro, Technology Express, American Micro Computer Center and, until August 1, 1997, Ameritech Exports and Ameritech Argentina. All members of the Group were owned and controlled by either of the two primary shareholders of European Micro, Messrs. Gallagher and Shields. In order to facilitate fast and efficient international transactions, each member of the Group has acted as a supplier for, and purchaser from, the other members of the Group. Such factors as country supply, currency fluctuation, and manufacturer's geographic pricing strategy lead to a constantly changing model where purchases and sales to other members of the Group depend on the then current economic balance. Inter-Group sales have historically been one percent above the selling Group member's cost. This low mark-up has enabled each Group member to buy product quickly and efficiently in the others' primary territory and to take advantage of quantity purchasing, financing and logistics of the other members of the Group. The Group has made numerous exceptions to the general one-percent mark-up pricing policy in times of short supply, to cover build-up costs and to reward certain Group members for exceptional low-cost purchases. Additionally, European Micro Plc has paid certain management and consulting fees to the other members of the Group. Inter-Group purchases and sales are as follows (in thousands):

                                                                      (UNAUDITED)
                                         YEAR ENDED JUNE. 30,        QUARTER ENDED
                                   -------------------------------   --------------
                                      1995      1996        1997     SEPT. 30, 1997
                                   -------     -------     -------   --------------
SALES
American Micro Computer Center      $  323         306          66        5,836
Technology Express, Inc.                22         104          (2)       3,504
Ameritech Argentina S.A               --          --            90         --
Ameritech Exports Inc.                   1          26        --           --
                                   =======     =======     =======      =======
                                    $  346         436         154        9,340
                                   =======     =======     =======      =======

PURCHASES
American Micro Computer Center      $4,082       2,289       1,092         --
Technology Express, Inc.             3,265      14,890      20,717        2,545
Ameritech Argentina S.A               --          --          --           --
Ameritech Exports Inc.                  70       1,116         848         --
                                   =======     =======     =======      =======
                                    $7,417      18,295      22,657        2,545
                                   =======     =======     =======      =======

The management and consulting fees paid by European Micro Plc to other Group members are as follows (in thousands):

                                                          (UNAUDITED)
                                  YEAR ENDED JUNE. 30,   QUARTER ENDED
                                  1995   1996    1997    SEPT. 30, 1997
                                  ----   ----    ----    --------------
American Micro Computer Center   $ 56      50      60         13
Technology Express, Inc.           56      50      60         12
                                 ----    ----    ----       ----
                                 $112     100     120         25
                                 ====    ====    ====       ====

CONSULTANCY FEES
Technology Express, Inc.         $ 32      37      16       --
                                 ----    ----    ----       ----
                                 $ 32      37      16       --
                                 ====    ====    ====       ====

RECHARGED CONSULTANCY FEES
American Micro Computer Center  $--       (14)    (27)      --
Technology Express, Inc.         --       (14)    (27)      --
Ameritech Argentina S.A          --        (8)    (13)      --
Ameritech Exports Inc.           --        (7)    (14)      --

                                 ----    ----    ----       ----
                                $--       (43)    (81)      --
                                 ----    ----    ----       ----
                                $ 144      94      55         25
                                 ====    ====    ====       ====

Sales to and from Group members has resulted in the following accounts receivable (in thousands):

                                                           (UNAUDITED)
                                   YEAR ENDED JUNE 30,    QUARTER ENDED
                                  1995    1996    1997    SEPT. 30, 1997
                                  ----    ----    ----    --------------


American Micro Computer Center    $ 97     259     240        1,315
Technology Express, Inc.          --        15    --           --
Ameritech Argentina S.A           --       274     329           22
Ameritech Exports Inc.            --       160    --           --
                                 -----   -----   -----        -----
                                  $ 97     708     569        1,337
                                 =====   =====   =====        =====

Accounts payable to Group members are as follows (in thousands):

                                                           (UNAUDITED)
                                   YEAR ENDED JUNE 30,    QUARTER ENDED
                                   1995   1996    1997    SEPT. 30, 1997
                                   ----   ----    ----    --------------

American Micro Computer Center    $ 34      90    --            --
Technology Express, Inc.           242     535     188         1,604
Ameritech Argentina S.A           --       281    --            --
Ameritech Exports Inc.               2     238    --            --
                                 -----   -----   -----        -----
                                  $278   1,144     188        1,604
                                 =====   =====   =====        =====


The entities listed above are related to European Micro in the following manner:

AMERICAN MICRO COMPUTER CENTER

         American Micro Computer Center is a distributor of computer hardware based in Miami, Florida. John B. Gallagher who is Co-Chairman, Co-President, director and shareholder (owning 39% of the outstanding shares after the Offering) of European Micro is the president of American Micro Computer Center, and owns 33.3% of the outstanding shares of common stock of that company.

TECHNOLOGY EXPRESS, INC.

         Until 1996, Technology Express, Inc. was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express was sold to Inacomp Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company by the same name. This new company is a distributor of computer products, focusing primarily on governmental and international sales of computer products. It does not sell to end-users. Harry D. Shields who is Co-Chairman, Co-President, Director and shareholder (owning 39% of the outstanding shares after the Offering) of European Micro is president of Technology Express, and owns 100% of the outstanding shares of common stock of that company.

AMERITECH ARGENTINA SA

         Ameritech Argentina SA is an authorized distributor of Compaq, Hewlett Packard, IBM and Acer computers and accessories in Argentina. Each of Messrs. Gallagher and Shields owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.

AMERITECH EXPORTS INC.

         Ameritech Exports Inc. is an authorized distributor of Compaq computers and accessories into Caribbean and certain parts of Central and South America. Messrs. Gallagher and Shields were both officers and directors of Ameritech Exports Inc. and owned 25% and 50% of the outstanding shares of common stock, respectively, until its sale on August 1, 1997.

BIG BLUE EUROPE

         Big Blue Europe is a distributor of new and used components to third party maintenance companies, self-maintainers and computer dealers located in Europe. European Micro Plc owns 50% of the outstanding shares of ordinary stock of Big Blue Europe. In addition, Messrs. Gallagher and Shields are directors of Big Blue Europe.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         THE SHARE DATA IN THE FOLLOWING TABLE ASSUMES THAT ALL 1,000,000 SHARES OF EUROPEAN MICRO PLC CURRENTLY HELD BY THE SELLING SHAREHOLDERS HAVE BEEN EXCHANGED FOR 4,000,000 SHARES OF COMMON STOCK OF EUROPEAN MICRO HOLDINGS, INC. THE COMPANY EXPECTS SUCH EXCHANGE TO BE CONSUMMATED PRIOR TO THE OFFERING. THE COMPANY FURTHER BELIEVES THAT THE FOLLOWING TABLE IS MORE MEANINGFUL WHEN PRESENTED IN THIS FASHION.

         The following table sets forth certain information known to European Micro with respect to the beneficial ownership of Common Stock as of and as adjusted to reflect the sale of the Common Stock in the Offering by (i) each person who is known by European Micro to beneficially own more than five percent of outstanding Common Stock, (ii) each of European Micro's directors, (iii) each named executive officer, and (iv) all directors and officers of European Micro as a group. Unless otherwise indicated, the person or persons named have sole voting and investment power.

                                                              NUMBER OF COMMON
                            OWNERSHIP OF COMMON SHARES      SHARES TO BE SOLD IN    OWNERSHIP OF COMMON SHARES
                               PRIOR TO THIS OFFERING           OFFERING(6)             AFTER THIS OFFERING
                            --------------------------      --------------------    ---------------------------

NAME OF OWNER                    NUMBER      PERCENTAGE            NUMBER               NUMBER       PERCENTAGE
-------------                   ---------    ----------            ------             ---------      ----------
John B. Gallagher(1)            2,000,000         50%              50,000             1,950,000          39%
Harry D. Shields(2)             2,000,000         50%              50,000             1,950,000          39%
Jay Nash(2)                            --          --                  --                    --           --
Laurence Gilbert(3)                    --          --                  --                    --           --
Bernadette Spofforth(3)                --          --                  --                    --           --
Kyle Saxon(4)                          --          --                  --                    --           --
Barrett Sutton(5)                      --          --                  --                    --           --

All officers and directors      4,000,000        100%             100,000             3,900,000          78%
   as a group

-----------------
(1)  Business address is 6073 N.W. 167th Street, Unit C-25, Miami, Florida 33015.
(2)  Business address is 808 Third Avenue South, Nashville, Tennessee 37210.
(3) Business address is 20-24 Church Street, Altrincham, Manchester, England WA14 4DW.
(4)  Business address is 1700 Alfred I. DuPont Building, 169 East Flagler
     Street, Miami, Florida 33131-1298.
(5) Director-Designee whose business address is NationsBank Plaza - Suite 1100, 414 Union Street, Nashville, Tennessee 37219.
(6) Assumes that the Offering will be fully subscribed and therefore a total of $10,000,000 of Common Stock will be sold by the Company and $1,000,000 of Common Stock will be sold by the Selling Shareholders.

SHAREHOLDER CROSS-PURCHASE AGREEMENT

         John B. Gallagher and Harry D. Shields will enter into a Shareholder Cross-Purchase Agreement pursuant to which Messrs. Gallagher and Shields will agree to vote all shares of the Common Stock they own or control together on all matters submitted to a vote of the shareholders of European Micro, including the election of directors. See "Risk Factors - Control by Current Shareholders." In addition, in the event of the death of either Mr.

Gallagher or Mr. Shields, the survivor will be entitled to purchase 50% of the share of Common Stock of the deceased shareholder at predetermined price. Each of Messrs. Gallagher and Shields will maintain life insurance on the life of the other. The proceeds of such life insurance will be paid to the estate of the deceased shareholder in consideration for 50% of the shares of such shareholder.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Upon the closing of this Offering, the Company expects to have 5,000,000 of Common Stock outstanding. The following description is a summary of the capital stock of the Company and is subject to and qualified in its entirety by reference to the provisions of the Articles of Incorporation (the "ARTICLES OF INCORPORATION") and the Bylaws (the "BYLAWS") of the Company, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareholders, including the election of directors. There is no cumulative voting. See "Risk Factors Control by Current Shareholders." Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by the NRS, or the rules of any quotation system or national securities exchange on which stock of the Company may be quoted or listed, to provide for the issuance of shares of Preferred Stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the Preferred Stock established by the Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY; INDEMNIFICATION

         As permitted by the NRS, the Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the NRS (which currently provides that such liability may be so limited, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300.

         Each person who is or was a party to any action by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent permitted by the NRS. This right to indemnification also includes the right to have paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition, to the fullest extent permitted by the NRS. In addition, the Company may, by action of the Board of Directors, provide indemnification to such other employees and agents of the Company to such extent as the Board of Directors determines to be appropriate under the NRS.

         As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

REGISTRATION RIGHTS

         In January 1998, each of Messrs. Gallagher and Shields has been granted the right, subject to various restrictions and limitations, at any time following consummation of the Offering to individually request that the Company file with the Commission a registration statement for the proposed sale of any shares of Common Stock (including Common Stock to be issued upon the exercise of options) held by either of them, subject only to the lock-up period in the Underwriting Agreement, entered into on __________, 1998, between the Company and the Underwriter (the "UNDERWRITING AGREEMENT"). See "Shares Eligible for Future Sale." Each of Messrs. Gallagher and Shields may exercise such rights once each per calendar year. The Company may postpone any such requested registration for a period of up to 120 days if the Company believes that such registration would not be in the Company's interest. If either Messrs. Gallagher or Shields exercises his right to demand the Company to register his shares, then the other shall have the right to register an equivalent number of shares without reducing the number of number of rights such person has to demand registration in any calendar year. In addition, each of Messrs. Gallagher and Shields has an unlimited number of piggyback registration rights in respect to any shares of Common Stock (including Common Stock issued to be issued upon the exercise of options). The piggyback registration rights will allow the holders to include their shares of Common Stock in any registration statement filed by the Company, subject to certain limitations.

         The Company will pay all expenses (other than underwriting discounts and commissions of the selling shareholders) in connection with up to two requested registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company also will agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. The registration rights granted to Messrs. Gallagher and Shields will remain as long as such person remains an "affiliate" of the Company for purposes of Rule 144.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND NEVADA LAW

         The following provisions of the Articles of Incorporation and Bylaws of European Micro could discourage potential acquisition proposals and could delay or prevent a change in control of European Micro. Such provisions may also have the effect of preventing changes in the management of European Micro. See "Risk Factors -Anti-Takeover Considerations."

         DIRECTORS. The Company's Articles of Incorporation divides the Company's Board of Directors into three classes with regular three year staggered terms. Pursuant to Section 78.335 of the NRS, any director may be removed from office by the vote of shareholders representing two-thirds of the outstanding shares of common stock. As a result, a shareholder interested in gaining control of the Company will be precluded from removing incumbent directors absent a vote of 67% of the outstanding Common Stock. In addition, all vacancies on the Board of Directors may be filled by a majority of directors even if a quorum of directors is possible. The authority of the Board of Directors to fill such vacancies may result in a majority of the directors being elected without a vote of the shareholders. Shareholders have no right to compel an election in such cases. Any vacancies (including those caused by an increase in the number of directors), however, may be filled by a majority of the remaining directors and therefore the nominees of dissident shareholder may be precluded from filling any vacancies. Consequently, a shareholder interested in gaining control of the Company will only be able to elect a minority of the Company's Board of Directors in any given year. Consequently, two annual meetings will be necessary for such a shareholder to gain control of the Company's Board of Directors.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         BLANK CHECK PREFERRED STOCK. The existence of authorized but unissued and unreserved shares of Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

         NEVADA BUSINESS COMBINATION LAW. The State of Nevada has enacted legislation that may deter or frustrate takeovers of Nevada corporations. The Nevada Business Combination Law generally prohibits a Nevada corporation from engaging in a business combination with an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless the combination or the purchase of shares made by the interested stockholder on the interested stockholder's date of acquiring shares is approved by the board of directors of the corporation before that date. A corporation may not engage in any combination with an interested stockholder of the corporation after the expiration of three years after his date of acquiring shares unless: (i) the combination or the purchase of shares made by the interested stockholder is approved by the board of directors of the corporation before the date such interested stockholder acquired such shares;
(ii) a combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination, at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring shares; or (iii) if the aggregate amount of cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested stockholder, satisfies the fair value requirements of Section 78.441 of NRS.

CERTAIN LIMITATIONS ON SHAREHOLDERS' ACTIONS

         NOTICE PROCEDURES FOR SHAREHOLDER PROPOSALS AT ANNUAL MEETINGS. The Bylaws of the Company establish advance notice procedures with respect to shareholder proposals to be brought before an annual meeting of shareholders. These procedures, which are in addition to any other applicable requirements of law, require that a shareholder must give notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting.

         SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the shareholders of the Company may be called by its Board of Directors or other persons authorized to do so under Nevada law. Under applicable Nevada law, shareholders do not have the right to call a special meeting of the shareholders. This may have of the effect of discouraging potential acquisition proposals and could delay or prevent a change in control of European Micro by precluding a dissident shareholder from forcing a special meeting to consider removing the Board of Directors or otherwise.

         SHAREHOLDER VOTES ON CERTAIN MATTERS. The holders of the Company's Common Stock and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders under Nevada law; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any, sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation of the Company. If shares of Preferred Stock are issued and outstanding, this provision would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. its address is 4 Station Square, Third Floor, Pittsburgh, Pennsylvania 15219-1173.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has not been any public market for the Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

         Upon completion of this Offering, the Company will have 5,000,000 shares of Common Stock outstanding. Of these shares, all of the 1,100,000 shares offered by the Company and the Selling Shareholders in this Offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company, as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 3,900,000 shares of outstanding Common Stock which are held by Messrs. Gallagher and Shields are "restricted" securities within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. See "Risk Factor - Shares Eligible for Future Sale."

         Each of Messrs. Gallagher and Shields have agreed not to offer, sell or otherwise dispose of any of the Restricted Stock for a period of six months after the date of this Prospectus without the prior written consent of the Underwriter. For the period of six months after the date of this Prospectus and ending one year after the date of this Prospectus, Messrs. Gallagher and Shield have agreed not to offer, sell or otherwise dispose of any Restricted Stock in amounts exceeding the volume restrictions set forth in Section (e)(1) of Rule 144 and only in the manner of sale provided in Section (f) of Rule 144 ("LIMITED SALE PERIOD"). The Underwriter may remove these restrictions with respect to the Restricted Stock in its discretion. See "Underwriting." Messrs. Gallagher and Shields may not offer, sell or otherwise dispose of their shares of Common Stock, subject to the conditions and restrictions of Rule 144 unless such shares are registered pursuant to the Securities Act of 1933, as amended. The shares of Common Stock held by Messrs. Gallagher and Shields carry certain demand and incidental (I.E. piggyback) rights to require the Company to register sales of such shares of Common Stock and to participate in certain subsequent registrations of the Common Stock by the Company for sale to the public. See "Description of Capital Stock."

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell in a broker's transaction or to a market maker, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of Common Stock (approximately 50,000 shares based on the number of shares to be outstanding after this Offering), or (ii) the average weekly trading volume in the public market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. Persons who are not affiliates of the Company whose shares have been held for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice or public information requirements described above.

         The Company intends to file a registration statement covering all shares of Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus, including the Incentive Plan and Purchase Plan. See "Management - 1998 Stock Incentive Plan" and "Management - 1998 Employee Stock Purchase Plan." Accordingly, any shares issued under the Company's employee benefit plans or upon the exercise of options issued under such plans will be eligible for sale in the public market beginning on the effective date of such registration statement.

                                  UNDERWRITING

         The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to use its best efforts to sell up to 1,100,000 shares of Common Stock. If on the Termination Date at least $10,000,000 of securities has been purchased, then the proceeds will be disbursed by the Escrow Agent to European Micro. If on the Termination Date the aggregate amount of securities purchased is greater than $7,000,000 but less than $10,000,000, then European Micro shall have the discretion to accept the Offering, in which case all proceeds will be disbursed by the Escrow Agent to European Micro, or to return all proceeds to the purchasers. If on the Termination Date the aggregate amount of securities purchased is less than $7,000,000, then all proceeds will be returned to the purchasers, and the Offering will be terminated. No securities of the Selling Shareholders will be sold until $10,000,000 of securities have been purchased from the Company.

         The Underwriter has advised European Micro that it proposes to offer shares of the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $_______ per share, of which $________ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Underwriter. No such reduction shall change the amount of proceeds to be received by European Micro as set forth on the cover page of this Prospectus. The Underwriter does not intend to sell any of the Common Stock offered hereunder to accounts for which it exercises discretionary authority.

         The Underwriting Agreement provides that European Micro and the Underwriter shall indemnify one another against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which may be required to be made in respect thereof.

         Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined through negotiations between the Company and the Underwriter. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that European Micro and the Underwriter believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

         The Underwriter has advised European Micro that, pursuant to Regulation M under the Securities Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids to not exceed a specified maximum Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive' market making, market makers in the Common Stock who are the Underwriter, or prospective underwriters or managers may, subject to certain limitations, made bids for or purchases the Common Stock until the time, if any, at which a stabilizing bid is made. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         European Micro has agreed to pay the Underwriter a non-accountable expense allowance (the "ALLOWANCE") of up to $225,000. The Allowance is intended, among other things, to cover expenses, such as attorney's fees and "blue sky" filings and charges, which are incurred by the Underwriter incident to this Offering.

         The Company has agreed to grant options to purchase up to 25,000 shares of Common Stock to Thomas Minkoff as a finder's fee for introducing the Company to the Underwriter. The options will have an exercise price equal to 100% of the Offering price. Mr. Minkoff is the first cousin of John B. Gallagher, the Co-Chairman, Co-President, a director and one of the Selling Shareholders.

         Except for the 100,000 shares of Common Stock being sold by the Selling Shareholders, European Micro and the Selling Shareholders have agreed not to sell or dispose of any shares of Common Stock for a period at least six months from the date of this Prospectus without the Underwriter's prior written consent. For the period beginning six months after the date of this Prospectus and ending one year after the date of this Prospectus, European Micro and the Selling Shareholders have agreed not to sell or dispose of any shares of Common Stock in amounts exceeding those set forth in Section (e)(1) of Rule 144 promulgated under the Securities Act and only in the manner of sale provided in Section (f) of such rule.

                                     EXPERTS

         The consolidated financial statements of European Micro Plc as of June 30, 1996 and 1997 and for each of the years in the three-year period ended June 30, 1997, in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG, independent auditors, as stated in their report herein and elsewhere in the Registration Statement, and are included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for European Micro by Kirkpatrick & Lockhart LLP, Miami, Florida. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Holland & Knight LLP, Fort Lauderdale, Florida.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit. For further information with respect to The Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or obtained from the Commission upon payment of the fees prescribed by the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                             REPORTS TO SHAREHOLDERS

         The Company is currently not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish to its shareholders annual reports containing financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing interim financial information.

                          INDEX TO FINANCIAL STATEMENTS


EUROPEAN MICRO PLC AND SUBSIDIARIES

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets as of June 30, 1996 and 1997 and (unaudited)
September 30, 1997                                                           F-3

Consolidated Statements of Earnings for the years ended June 30, 1995,
1996 and 1997 and (unaudited) for the quarter ended September 30, 1996
and 1997                                                                     F-4

Consolidated Statements of Changes in Shareholders' Equity for the years ended June 30, 1995, 1996 and 1997 and (unaudited) for the quarter ended
September 30, 1997                                                           F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1995,
1996 and 1997 and (unaudited) for the quarter ended September 30, 1996
and 1997                                                                     F-6

Notes to Consolidated Financial Statements                                   F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and the Shareholders of European Micro Plc:


We have audited the accompanying consolidated balance sheets of European Micro Plc and its subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of European Micro Plc and its subsidiaries as of June 30, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles in the United States.



/s/ KPMG
CHARTERED ACCOUNTANTS
REGISTERED AUDITORS

Manchester, England
 January 16, 1998



                       EUROPEAN MICRO PLC AND SUBSIDIARIES
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)


                                                                                (UNAUDITED)
                                                         JUNE 30,    JUNE 30,     SEPT. 30,
                                                           1996       1997          1997
                                                        ---------    --------   -----------
        ASSETS
CURRENT ASSETS:
  Cash                                                  $   322        288         1,204
  Trade receivables, net (Note 6)                         3,314      2,956         1,781
  Discounted trade receivables (Note 6)                   1,749      2,779         7,418
  Due from related parties (Note 21)                        708        569         1,360
  Inventories, net (Note 7)                               1,020      1,560         1,159
  Deferred tax asset (Note 14)                               33       --            --
  Prepaid expenses                                           64         75           247
  Other current assets (Note 8)                             315         37           747
                                                        -------    -------       -------
      TOTAL CURRENT ASSETS                                7,525      8,264        13,916
  Property and equipment, net (Note 9)                      332        389           426
  Investment (Note 10)                                     --          191           226
                                                        -------    -------       -------
      TOTAL ASSETS                                      $ 7,857      8,844        14,568
                                                        =======    =======       =======

        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft (Note 11)                                1,348      1,034          --
  Discount creditor (Note 12 )                            1,399      2,223         5,934
  Trade payables (Note 13)                                1,027      2,038         2,878
  Other current liabilities (Note 15)                       672        376           644
  Due to related parties (Note 21)                        1,144        188         1,604
  Income taxes payable (Note 14)                            461        375           535
  Deferred income taxes (Note 14)                          --           54          --
                                                        -------    -------       -------
      TOTAL CURRENT LIABILITIES                           6,051      6,288        11,595
  Long term borrowings (Note 16)                             37         45            54
                                                        -------    -------       -------
      TOTAL LIABILITIES                                   6,088      6,333        11,649
                                                        -------    -------       -------
Commitments & contingencies (Note 18)                      --         --            --

SHAREHOLDERS' EQUITY:
  Common stock, authorized shares at (pound sterling)
     1, par value, 1996 and 1997, 101,000 in 1996
     and 1,001,000 in 1997; shares issued and
     outstanding, 1,000,000 in 1996 and 1997 (Notes
     3 and 17)                                              155      1,664         1,664
  Additional paid in capital                               --         --            --
  Retained earnings                                       1,610        826         1,283
  Cumulative foreign currency translation adjustment          4         21           (28)
                                                        -------    -------       -------
      TOTAL SHAREHOLDERS' EQUITY                          1,769      2,511         2,919
                                                        -------    -------       -------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 7,857      8,844        14,568
                                                        =======    =======       =======


The accompanying notes are an integral part of the consolidated financial statements.


                      EUROPEAN MICRO PLC AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                      (In thousands, except per share data)

                                                                                     (UNAUDITED)
                                                                                 THREE MONTHS ENDED
                                                 YEARS ENDED JUNE 30,                SEPTEMBER 30,
                                         ---------------------------------       -------------------
                                           1995         1996         1997         1996         1997
                                         --------     --------     --------     --------     --------
NET SALES:
  Net sales to third parties (Note 3)    $ 33,518       39,912       46,501        8,628       14,767
  Net sales to related parties
      (Note 21)                               346          436          154           68        9,340
                                         --------     --------     --------     --------     --------


      TOTAL NET SALES                      33,864       40,348       46,655        8,696       24,107

Cost of goods sold                        (29,040)     (35,892)     (41,319)      (7,466)     (22,268)
                                         --------     --------     --------     --------     --------


GROSS PROFIT                                4,824        4,456        5,336        1,230        1,839

OPERATING EXPENSES:
  Selling, general and administrative
    expenses (Note 3)                      (2,832)      (2,884)      (3,230)        (734)      (1,057)
  Expenses attributable to related
     parties (Note 21)                       (144)         (94)         (55)         (53)         (25)
                                         --------     --------     --------     --------     --------


      TOTAL OPERATING EXPENSES             (2,976)      (2,978)      (3,285)        (787)      (1,082)
                                         --------     --------     --------     --------     --------


OPERATING PROFIT                            1,848        1,478        2,051          443          757

Interest expense                             (156)        (160)        (293)         (14)        (101)

Equity in net (loss) income
of unconsolidated affiliate (Note 10)         --            --           (73)         --           35
                                         --------     --------     --------     --------     --------


INCOME BEFORE INCOME TAXES                  1,692        1,318        1,685          429          691

  Taxes on income (Note 3 and 14)            (577)        (473)        (651)        (142)        (206)
                                         --------     --------     --------     --------     --------


NET INCOME                               $  1,115          845        1,034          287          485
                                         ========     ========     ========     ========     ========


Net income per share - basic
  (Note 3)                               $   1.12         0.85         1.03         0.29         0.49
                                         ========     ========     ========     ========     ========



The accompanying notes are an integral part of the consolidated financial statements.


                      EUROPEAN MICRO PLC AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                 (In thousands, except share and per share data)

                                                                                CUMULATIVE
                                                                                  FOREIGN
                                                                                  CURRENCY        TOTAL
                                               COMMON STOCK         RETAINED     TRANSLATION   SHAREHOLDERS'
                                          SHARES      AMOUNT        EARNINGS     ADJUSTMENT      EQUITY
                                        ---------    ---------     ---------     -----------   -------------

Balance at July 1, 1994                 1,000,000    $     159         1,026          --           1,185
Net income                                   --           --           1,115          --           1,115
Dividends declared ($0.39 per
   share)                                    --           --            (391)         --            (391)
Foreign currency translation
  adjustment                                 --           --            --              15            15
                                        ---------    ---------     ---------     ---------     ---------

Balance at June 30, 1995                1,000,000          159         1,750            15         1,924
Net income                                   --           --             845          --             845
Dividends declared ($0.96 per share)         --           --            (961)         --            (961)
Foreign currency translation
  adjustment                                 --             (4)          (24)          (11)          (39)
                                        ---------    ---------     ---------     ---------     ---------

Balance at June 30, 1996                1,000,000          155         1,610             4         1,769
Capitalization of retained earnings
  (Note 17)                                  --          1,498        (1,498)         --            --
Net income                                   --           --           1,034          --           1,034
Dividends declared ($0.56 per share)         --           --            (562)         --            (562)
Foreign currency translation
  adjustment                                 --             11           242            17           270
                                        ---------    ---------     ---------     ---------     ---------

Balance at June 30, 1997                1,000,000        1,664           826            21         2,511
Net income (unaudited)                       --           --             485          --             485
Dividends declared (unaudited)
   ($0.06 per share)                         --           --             (55)         --             (55)

Foreign currency translation
  adjustment (unaudited)                     --           --              27           (49)          (22)
                                        ---------    ---------     ---------     ---------     ---------

Balance at September 30, 1997
  (unaudited)                           1,000,000    $   1,664         1,283           (28)        2,919
                                        =========    =========     =========     =========     =========


The accompanying notes are an integral part of the consolidated financial statements.


                      EUROPEAN MICRO PLC AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                                    (UNAUDITED)
                                                                                 THREE MONTHS ENDED
                                                   YEARS ENDED JUNE 30,             SEPTEMBER 30
                                            -------------------------------     -------------------
                                              1995        1996        1997        1996        1997
                                            -------     -------     -------     -------     -------
OPERATING ACTIVITIES:
Net income                                  $ 1,115         845       1,034         287         485
ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:
  Depreciation and other                         96         134         163          40          66
  Provision for deferred taxes                  (16)        (17)         87          33         (54)
  Equity in net loss (income) of
      unconsolidated affiliate                 --          --            73        --           (35)
CHANGES IN ASSETS AND LIABILITIES:
  Trade receivables                            (832)     (1,677)       (672)      1,853      (3,464)
  Due from related parties                      (35)       (611)        139         340        (791)
  Inventory                                     (68)        661        (540)        613         402
  Other current assets                         (232)         39         267         197        (882)
  Trade payables                               (808)       (407)      1,011        (973)        840
  Due to related parties                        (20)        866        (956)       (995)      1,416
  Taxes payable                                 111         (88)        (86)         (5)        161
  Other, net                                   (302)        425        (273)       (347)        249
                                            -------     -------     -------     -------     -------

NET CASH (USED IN) PROVIDED BY
  OPERATING ACTIVITIES                         (991)        170         247       1,043      (1,607)
                                            -------     -------     -------     -------     -------

INVESTING ACTIVITIES:
  Purchase of fixed assets                     (222)       (171)       (195)        (56)        (20)
  Sale of fixed assets                          167          14          47          19          12
  Investment in unconsolidated affiliate       --          --          (264)       --          --
                                            -------     -------     -------     -------     -------

NET CASH USED IN INVESTING ACTIVITIES           (55)       (157)       (412)        (37)         (8)
                                            -------     -------     -------     -------     -------

FINANCING ACTIVITIES:
Dividends paid                                 (391)       (961)       (562)       (124)        (55)
Repayment of capital leases                     (43)        (59)        (71)        (14)        (42)
Change in bank overdraft                        (42)       1029        (314)        111      (1,034)
Change in discounting creditor                1,116         283         824        (982)      3,712
                                            -------     -------     -------     -------     -------

NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                           640         292        (123)     (1,009)      2,581
                                            -------     -------     -------     -------     -------

Exchange rate changes                            49         (30)        254         (76)        (50)
                                            -------     -------     -------     -------     -------

NET (DECREASE) INCREASE IN CASH                (357)        275         (34)        (79)        916
Cash at beginning of period                     404          47         322         322         288
                                            -------     -------     -------     -------     -------

CASH AT END OF  PERIOD                      $    47         322         288         243       1,204
                                            =======     =======     =======     =======     =======


The accompanying notes are an integral part of the consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements

1.   BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements presented are those of European Micro Plc which was incorporated in Great Britain in 1991. The consolidated financial statements of European Micro Plc includes the results of operations and financial position of its wholly owned subsidiaries. The following companies results of operations and financial position have been included in the consolidated financial statements based upon the relative percentages below:

                                         OWNERSHIP
     COMPANIES                    1995      1996      1997
     ---------                    ----      ----      ----

     European Micro Plc           100%      100%      100%
     European Micro GmbH          100%      100%      100%
     European Micro BV              *       100%      100%

     * Company began operations in January 1996 and ceased to trade in December 1996.

     European Micro Plc operates in a single industry trading computer components. European Micro Plc is an independent distributor of micro computer products, including personal computers, memory modules, disc drives and networking products, operating primarily in Western Europe. In principle European Micro Plc purchases components from international suppliers, including related parties, and sells them in local markets. The parent company's principal operations are in Altrincham, England with the subsidiaries operating in Holland and Germany.

     The parent company holds a 50% interest in a joint venture company, Big Blue Europe BV which commenced operations in January 1997. It has been included in these consolidated financial statements under the equity method of accounting. Big Blue Europe BV operates in the same industry as European Micro Plc.

     All consolidated companies have a June 30, fixed accounting period end.



2    ADJUSTMENTS AND RECLASSIFICATIONS TO STATUTORY BOOKS OF ACCOUNTS

     European Micro Plc and the subsidiaries maintain their books of accounts and prepare their statutory financial statements in their local currencies and in accordance with local commercial practice and tax regulations applicable in the countries where they are resident. The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The major accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:

a)   REVENUE AND EXPENSE RECOGNITION

     Revenues are recognised at the time the goods are shipped. Discount and customer rebates are deducted from sales revenue when earned. Costs of goods sold include material costs only. Selling, general and administrative costs are charged to expense as incurred.

b)   PRINCIPLES OF CONSOLIDATION

     The consolidated results of European Micro Plc include the results of operations of its wholly owned subsidiaries which it controls. The principles of consolidation are as follows:

     /bullet/  All investments in the subsidiaries are eliminated.

     /bullet/ All significant intercompany balances and transactions have been eliminated on consolidation.

     Investments greater than 20%, in which the company exercises significant influence, however does not control the entity, are accounted for under the equity method.


c    PRINCIPLES OF TRANSLATION OF THE FINANCIAL STATEMENTS

     The subsidiaries record transactions in their local currencies which represent their operating currencies. Transactions denominated in currencies other than local currencies are recorded at the exchange rates ruling at the date of the transactions. Assets and liabilities denominated in currencies other than local currencies are converted into the local currencies at the exchange rates ruling at balance sheet date. Resulting exchange differences are recognised in the income for the period.

     Financial statements of the subsidiaries have been translated into pounds sterling the functional currency of the parent company. Accordingly, balance sheet items are translated at the year end exchange rates while statement of income items are translated at average rates during the year. All foreign exchange adjustments resulting from translation of the financial statements into pounds sterling are included in a separate section of shareholders' equity titled `Cumulative foreign currency translation adjustment'.

     The consolidated financial statements have been translated from the parent company functional currency, pounds sterling, into US dollars, the reporting currency.

D)   PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided to write off the cost less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

     Office equipment    -      50% per annum on cost

     Fixtures & Fittings -      15% per annum on cost

     Motor vehicles      -      25% per annum on cost

     The costs of ordinary maintenance and repairs are charged to expense as incurred.

     When assets are otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and resulting gain or loss is reflected in net income.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


e)   IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the US Financial Accounting Standards Board ("FASB") issued SFAS No. 121, requiring that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The company adopted this standard in 1996. Adoption of this standard did not have a material impact on its result of operations or financial position.

f)   INVENTORIES

     Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average cost method.

g)   INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date.

h)   RELATED PARTY TRANSACTIONS

     For the purpose of the accompanying consolidated financial statements, shareholders and all companies in which there is direct or indirect ownership by the shareholders of the consolidated companies are considered as related parties.

i)   USE OF ESTIMATES

     Management of the company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. Actual results could differ from those estimates. Significant estimates and assumptions include the amounts reflected as allowance for doubtful receivables, allowance for obsolete inventories, amounts due to customers under incentive programs, and deferred tax assets.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


j)   EARNINGS PER COMMON SHARE (CONTINUED)

     SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.


     Basic earnings per share for each year is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, unless such inclusion is anti-dilutive. On December 20, 1996 European Micro Plc increased the share capital of the Company by capitalizing retained earnings of $1,498,000 . The weighted average number of shares has been retroactively adjusted to reflect the additional equity capitalization as 1,000,000 for each period under review. The company has only presented basic earnings per share due to the "simple" capital structure. Diluted earnings per share is the same as basic.


4    INTERIM FINANCIAL INFORMATION

     The consolidated financial statements as of September 30, 1997 and for the quarters ended September 30, 1996 and 1997 are unaudited and prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the quarter ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.


5    NEW ACCOUNTING PRONOUNCEMENTS

     TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In 1996 the company adopted SFAS No. 125. The adoption has not had a material effect on the company's financial position, results of operation or liquidity.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

5     NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)


     COMPREHENSIVE INCOME

     SFAS No. 130 "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     It requires that all items that are required to be recognised under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     The company is currently reviewing the likely impact on the classification of items included in shareholders' equity.

     SEGMENT INFORMATION

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated.

     It requires that companies disclose segment data based on how management make decisions about allocating resources to segments and measuring their performance. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

     The company is currently reviewing the likely impact on the level of disclosure currently provided in its consolidated financial statements.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

6     TRADE RECEIVABLES, NET

Trade receivables consisted of receivables maturing within one year and are as follows (in thousands):

                                                                  (UNAUDITED)
                                                 JUNE 30,         SEPTEMBER 30,
                                             1996         1997        1997
                                            ------      -------   -------------
Total trade receivables                     $5,063       5,740       9,199
Less: Allowance for doubtful receivables      --            (5)       --
                                            ------       -----       -----
                                            $5,063       5,735       9,199
                                            ======       =====       =====

Trade receivables include discounted trade receivables as follows (in thousands):

                                                                   (UNAUDITED)
                                                 JUNE 30,          SEPTEMBER 30,
                                             1996         1997        1997
                                            ------      ------     ------------
Discounted trade receivables (see Note 12)  $1,749       2,779       7,418
Non discounted trade receivables             3,314       2,956       1,781
                                            ------       -----       -----
                                            $5,063       5,735       9,199
                                            ======       =====       =====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


7     INVENTORIES

Inventories comprises (in thousands):

                                                                 (UNAUDITED)
                                              JUNE 30,           SEPTEMBER 30,
                                           1996       1997          1997
                                         -------    --------     -------------
Finished goods and goods for resale      $ 1,136     1,595          1,249
Less: Allowance for inventory
       obsolescence                         (116)      (35)           (90)
                                         -------     -----          ------
                                         $ 1,020     1,560          1,159
                                         =======     =====          =====

As of June 30, 1997 inventories were insured against theft or damage to the extent of $1,560,000. The maximum value of stock insured under the company's insurance cover in place at June 30, 1997 was $2,900,000.


The allowance for obsolescence is constituted as follows (in thousands):


                                                                 (UNAUDITED)
                                                             THREE MONTHS ENDED
                                              JUNE 30,          SEPTEMBER 30,
                                          1996       1997          1997
                                         -----     --------  ------------------
Beginning balance                        $  27        116           35
Provision for obsolescence                 245        220           65
Amounts written off                       (156)      (301)         (10)
                                         -----       ----          ---
Ending balance                           $ 116         35           90
                                         =====       ====          ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

8   OTHER CURRENT ASSETS

Other current assets comprised (in thousands):

                                      (UNAUDITED)
                      JUNE 30,        SEPTEMBER 30,
                   1996      1997         1997
                   ----      ----     ------------
VAT receivable     $232     --           620
Other                83       37         127
                   ----     ----        ----
                   $315       37         747
                   ====     ====        ====


9   PROPERTY AND EQUIPMENT, NET

Property and equipment comprised (in thousands):
                                                         (UNAUDITED)
                                       JUNE 30,          SEPTEMBER 30,
                                   1996        1997          1997
                                   -----      -----      -------------
Furniture and fixtures             $  94        136           142
Computers and office equipment       230        365           360
Vehicles and other                   253        282           370
                                   -----      -----         -----

                                     577        783           872
Less: accumulated depreciation      (245)      (394)         (446)
                                   -----      -----         -----

NET BOOK VALUE                     $ 332        389           426
                                   =====      =====         =====


The charge for depreciation was as follows (in thousands):

                                                     (UNAUDITED)
                                                  THREE MONTHS ENDED
                            YEAR ENDED JUNE 30       SEPTEMBER 30,
                         1995     1996     1997          1997
                         ----     ----     ----   ------------------
Depreciation expense     $100      133      167            52
                         ====     ====     ====          ====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

10  INVESTMENTS (in thousands)

                                                           (UNAUDITED)
                                         JUNE 30,          SEPTEMBER 30,
                                      1996       1997          1997
                                      ----       ----      -------------
Investments in Big Blue Europe BV     $--        191           226
                                      ===        ===           ===

The equity share of (losses) income is based on the results of Big Blue Europe BV since it commenced trading in January 1997 to June 30, 1997, and September 30, 1997. A summarised statement of earnings for Big Blue Europe BV for the period is set out below (in thousands):

                                                     (UNAUDITED)
                                    PERIOD ENDED  THREE MONTHS ENDED
                                       JUNE 30,      SEPTEMBER 30,
                                        1997             1997
                                   -------------  ------------------
Net sales                              $  465           1,400
Cost of goods sold                       (354)         (1,137)
                                       ------          ------

Gross profit                              111             263
Operating expenses                       (325)           (154)
                                       ------          ------

(Loss) income before income taxes        (214)            109
Income taxes (benefits)                    68             (39)
                                       ------          ------

NET (LOSS) INCOME                        (146)             70
                                       ------          ------

Equity in net (loss) income of
  unconsolidated affiliate             $  (73)             35
                                       ======          ======

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

11  BANK OVERDRAFT

The bank overdraft was as follows (in thousands):

                                        (UNAUDITED)
                        JUNE 30,       SEPTEMBER 30,
                    1996        1997        1997
                   ------      -----   -------------
Bank overdraft     $1,348      1,034         --
                   ======      =====       =====

The bank overdraft is secured by a mortgage debenture over the assets of the company. Note, the collateral attaching to the discount creditor (Note 12) and the hire purchase and capital leases (Note 16), take priority over the mortgage debenture. At June 30, 1997 the bank overdraft of $1,034,000 was secured by the mortgage debenture.

The bank overdraft facility is subject to review in July each year.

Interest is charged on the bank overdraft at 1.75% over the UK bank borrowing rate which was 6% at June 30, 1997. Interest expense in relation to the bank overdraft was as follows (in thousands):

                                                            (UNAUDITED)
                                                         THREE MONTHS ENDED
                                   YEAR ENDED JUNE 30,      SEPTEMBER 30,
                                   1995    1996    1997         1997
                                   ----    ----    ----  ------------------

Bank overdraft interest expense     $69     119     133          29
                                    ===     ===     ===         ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


12   DISCOUNT CREDITOR

The discount creditor balance was as follows (in thousands):

                                              (UNAUDITED)
                                 JUNE 30,     SEPTEMBER 30,
                       1996       1997            1997
                      ------     --------     -------------

Discount creditor     $1,399      2,223          5,934
                      ======     ======         ======


The discount creditor balance represents the finance obligation for various trade receivable balances which have been discounted. The trade receivable balances which have been discounted, and are included within trade receivables are as follows (in thousands):

                                                               (UNAUDITED)
                                              JUNE 30,        SEPTEMBER 30,
                                          1996       1997          1997
                                         ------     ------    -------------

Discounted trade receivable balances
    (See Note 6)                         $1,749      2,779         7,418
                                         ======     ======        ======


Trade receivables can be financed up to a maximum of 80% of the value of the trade receivables balance. The total capacity of the company to discount trade receivable balances at June 30, 1997 amounted to $4,133,000 (September 30, 1997; $6,062,000, unaudited) of which $2,223,000 was used (September 30, 1997; $5,934,000, unaudited). Therefore the unused available facility at June 30, 1997 amounted to $1,910,000 (September 30, 1997; $128,000, unaudited).

The discount creditor balance is secured by a direct interest on the trade receivable balances to which it relates.

The finance company which provides the discount creditor facility has full recourse to the company with respect to any doubtful or unrecovered amounts.

Interest is charged at 1.5% above the bank borrowing rate, which was 6% at June 30, 1997, on the discount creditor balance. The discount creditor finance charge was as follows (in thousands):

                                                              (UNAUDITED)
                                                           THREE MONTHS ENDED
                                    YEAR ENDED JUNE 30        SEPTEMBER 30,
                                    1995     1996   1997          1997
                                    ----     ----   ----   ------------------
Discount creditor finance charge     $73      24     149           69
                                     ===     ===     ===          ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

13   TRADE PAYABLES

At June 30, trade payables consisted principally of balances resulting from purchase transactions.


14   TAXES ON INCOME

Taxes on income is only attributable to income from continuing operations and consists of (in thousands):

                                                     (UNAUDITED)
                                                  THREE MONTHS ENDED
                         YEAR ENDED JUNE 30,        SEPTEMBER 30,
                      1995      1996      1997            1997
                     -----     -----     -----    ------------------
Current taxation     $ 589       490       564             206
Deferred taxation      (12)      (17)       87            --
                     -----     -----     -----           -----

                     $ 577       473       651             206
                     =====     =====     =====           =====



The taxes on income represent the statutory rate of tax of 33% (September 30, 1997: 31%, unaudited) adjusted for permanent differences. The income tax expense, which arises solely on continuing operations, is reconciled below (in thousands):

                                                                   (UNAUDITED)
                                                                   THREE MONTHS
                                                                      ENDED
                                          YEAR ENDED JUNE 30,     SEPTEMBER 30,
                                       1995      1996       1997       1997
                                      ------    ------    ------  -------------
Income before income taxes            $1,692     1,318     1,685       691
                                      ======    ======    ======     =====

Expected tax charge @ 33% / 31% *        558       435       556       214
Tax on permanently disallowed items       19        38        95        (8)
                                      ------    ------    ------     -----
Taxes on income                       $  577       473       651       206
                                      ======    ======    ======     =====

     * Statutory tax rate changed for the quarter ended September 30, 1997.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

14   TAXES ON INCOME (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1996 and 1997 are presented below (in thousands):

                                                               JUNE 30,
                                                             1996    1997
                                                             ----    ----
DEFERRED TAX ASSETS:
Property and equipment, principally due to differences in
  depreciation                                                $12     --
Net operating loss carried forward                             21      11
                                                              ---    ---

Total deferred tax assets                                      33      11
                                                              ---     ---

DEFERRED TAX LIABILITIES:
Property and equipment, principally due to differences in
  depreciation                                                 --     (65)
                                                              ---     ---

Total deferred tax liabilities                                 --     (65)
                                                              ---     ---

Net deferred tax assets (liabilities)                         $33     (54)
                                                              ===     ===

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

15   OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

                                                                   (UNAUDITED)
                                                      JUNE 30,     SEPTEMBER 30,
                                                   1996     1997       1997
                                                   ----     ----   ------------
Accrued expenses                                   $550      215       494
VAT payable                                         --        33      --
PAYE and NIC                                         54       63        65
Hire purchase and capital leases (see Note 16)       68       44        63
Others                                              --        21        22
                                                   ----     ----      ----

                                                   $672      376       644
                                                   ====     ====      ====


16   HIRE PURCHASE AND CAPITAL LEASES

Balances outstanding in relation to hire purchase and capital leases were as follows (in thousands):

                                           (UNAUDITED)
                           JUNE 30,        SEPTEMBER 30,
                        1996     1997          1997
                        ----     ----      -------------

Amounts payable:
Within one year (*)     $ 68       44            63
After one year            37       45            54
                        ----     ----          ----

                        $105       89           117
                        ====     ====          ====



(*) Included within other current liabilities (see Note 15)

Hire purchase and capital leases are secured by the asset to which they relate. At June 30, 1997, assets, which were all motor vehicles were pledged as security against the respective hire purchase or capital lease agreements. Information in respect of assets held as security were as follows:

                                                (UNAUDITED)
                                   JUNE 30,     SEPTEMBER 30,
                                     1997           1997
                                   --------     -------------
Cost                                $ 232           370
Less:  accumulated depreciation       (97)         (170)
                                    -----         -----

NET BOOK VALUE                      $ 135           200
                                    =====         =====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


16   HIRE PURCHASE AND CAPITAL LEASES (CONTINUED)

Hire purchase and capital lease agreements are generally for periods of three years and they attract interest at a fixed rate of 7.5%.

The interest payment is integral within each monthly repayment. The interest charge was as follows (in thousands):

                                                              (UNAUDITED)
                                                              THREE MONTHS
                                                                 ENDED
                                         YEAR ENDED JUNE 30,  SEPTEMBER 30,
                                            1996   1997           1997
                                            ----   ----       -------------
Hire purchase and capital lease interest     $5      3              3
                                             ==     ==             ==



The present value of the future minimum lease payments of the capital leases as of June 30 1997, in aggregate, for each of the five succeeding years is as follows (in thousands):


JUNE 30,
--------
1998             $44
1999              44
2000               1
2001               -
2002               -
                 ---
                 $89
                 ===

17 COMMON STOCK

At June 30 1997, and September 30, 1997 the company's authorized common stock consists of 1,001,000 shares with par value of (pound sterling)1 per share. Outstanding common stock consists of 1,000,000 shares with par value of (pound sterling)1 per share. The breakdown of outstanding common stock by shareholders (controlling shareholders) is as follows:

                                 AMOUNT               %
                                 ------             -----
John B. Gallagher                 $832              50.0
Harold D. Shields                 $832              50.0


The liability of the members is limited to the par value of the shares.

Dividends are payable at the discretion of the board and the members of the company.

All common shares carry equal voting rights.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


18 COMMITMENTS AND CONTINGENCIES


CONTINGENCIES

LEGAL PROCEEDINGS

The company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the company's consolidated financial position, results of operations, or liquidity.


LEASES

The company's lease agreements comprise:

OPERATING LEASES

The future minimum lease payments under non cancellable operating leases as of June 30, 1997 in aggregate for each of the five succeeding years is as follows (in thousands):



                   LAND
                   AND
JUNE 30,         BUILDINGS
--------         ---------

1998               $42
1999                 -
2000                 -
2001                 -
2002                 -
                   ---

The operating leases expires in June 1998.


CAPITAL LEASES

The future minimum lease payments of capital leases are disclosed in Note 16.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


19 FOREIGN EXCHANGE CONTRACTS

The company utilises derivative financial instruments in the form of forward exchange contracts for the purpose of economic hedges of anticipated transactions. In addition the company enters into economic hedges for the purposes of hedging foreign currency market exposures of underlying assets, liabilities and other obligations which exist as part of its ongoing business operations.

Where the foreign currency exposure is covered by a forward foreign exchange contract the asset, liability or other obligation is recorded at the contracted rate each month end and the resultant mark-to-market gains and losses are recognised as cost of sales in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognised. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the exposure being hedged.

                       EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

19  FOREIGN EXCHANGE CONTRACTS (CONTINUED)


The table below summarizes information on foreign currency forward exchange agreements. The table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates (in thousands except exchange rates).

                                           EXPECTED
                                         MATURITY OR
                                         TRANSACTION
                                           DATE
                                       JUNE 30, 1998             FAIR VALUE
                                       -------------             ----------

FORWARD EXCHANGE
  AGREEMENTS
JUNE 30, 1997
  (Receive $US/Pay (pound sterling))
  Contract amount                         $2,006                  $2,006
  Average contractual
    exchange rate                        $1.66/(pound sterling)1
  (Receive (pound sterling)/Pay DM)
  Average contractual
    exchange rate                            430                     450
                                         (pound sterling)0.36/DM

JUNE 30, 1996
  (Receive DM/Pay (pound sterling))
  Contract amount                            461                     460
  Average contractual                   2.36DM/(pound sterling)1
    exchange rate
  (Receive $/Pay (pound sterling))
  Contract amount                           1,913                  1,900
  Average contractual                    $1.54/(pound sterling)1
    exchange rate

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

20   FAIR VALUE OF FINANCIAL INSTRUMENTS

The company's financial instruments consist of cash and equivalents, trade receivables, borrowings and trade payables and foreign exchange contracts. The carrying amounts of cash and equivalents, trade receivables, borrowings and trade payables approximate their fair values because of the short maturity (see
Note 19 for fair value of forward exchange contracts).

21   RELATED PARTY INFORMATION

European Micro Plc has belonged to a group of related companies called Micro Computer Center Group (the "Group"). The Group is comprised of European Micro Plc, Technology Express Inc. located in Nashville, Tennessee ("Technology Express"), American Surgical Supply Corp. d/b/a American Micro Computer Center in Miami, Florida ("American Micro Computer Center") and, until August 1, 1997, Ameritech Exports Inc. located in Miami, Florida ("Ameritech Exports") and Ameritech Aregentina S.A. located in Buenosaires, Argentina ("Ameritech Argentina"). All members of the Group were owned and controlled by either of the two primary shareholders of European Micro Plc, John B. Gallagher and/or Harry
D. Shields.

RELATED PARTY TRANSACTIONS

Related party transactions are summarized as follows (in thousands):

                                                                    (UNAUDITED)
                                                                   THREE MONTHS
                                                                      ENDED
                                       YEAR ENDED JUNE 30,         SEPTEMBER 30,
                                    1995       1996      1997          1997
                                  -------    -------    -------    ------------
SALES
American Micro Computer Center    $   323        306         66         5,836
Technology Express                     22        104         (2)        3,504
Ameritech Argentina                  --         --           90          --
Ameritech Exports                       1         26       --            --
                                  -------    -------    -------       -------

                                  $   346        436        154         9,340
                                  =======    =======    =======       =======

PURCHASES
American Micro Computer Center    $ 4,082      2,289      1,092          --
Technology Express                  3,265     14,890     20,717         2,545
Ameritech Argentina                  --         --         --            --
Ameritech Exports                      70      1,116        848          --
                                  -------    -------    -------       -------

                                  $ 7,417     18,295     22,657         2,545
                                  =======    =======    =======       =======

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)

21   RELATED PARTY INFORMATION (CONTINUED)


RELATED PARTY TRANSACTIONS (CONTINUED)


                                                                 (UNAUDITED)
                                                              THREE MONTHS ENDED
                                      YEAR ENDED JUNE 30,       SEPTEMBER 30,
                                     1995    1996     1997        1997
                                    -----    ----    -----    ------------------
OPERATING EXPENSES

MANAGEMENT FEES
American Micro Computer Center      $  56       50       60           13
Technology Express                     56       50       60           12
                                    -----    -----    -----        -----

                                      112      100      120           25
                                    -----    -----    -----        -----

CONSULTANCY FEES
Technology Express                     32       37       16         --
                                    -----    -----    -----        -----

                                       32       37       16         --
                                    -----    -----    -----        -----

RECHARGED CONSULTANCY FEES
American Micro Computer Center       --        (14)     (27)        --
Technology Express                   --        (14)     (27)        --
Ameritech Argentina                  --         (8)     (13)        --
Ameritech Exports                    --         (7)     (14)        --
                                    -----    -----    -----        -----

                                     --        (43)     (81)        --
                                    -----    -----    -----        -----


                                    $ 144       94       55           25
                                    =====    =====    =====        =====

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


21   RELATED PARTY INFORMATION (CONTINUED)

DUE FROM/TO RELATED PARTIES

a)   Due from related parties comprised the following balances (in thousands):

                                                      (UNAUDITED)
                                                  THREE MONTHS ENDED
                                      JUNE 30,        SEPTEMBER 30,
                                   1996     1997         1997
                                  -----     ----- ------------------
American Micro Computer Center    $ 259      240         1,315
Technology Express                   15     --            --
Ameritech Argentina                 274      329            22
Ameritech Exports                   160     --            --
Big Blue Europe BV                 --       --              23
                                  -----    -----         -----
                                  $ 708      569         1,360
                                  =====    =====         =====



b)   Due to related parties comprised of following balances (in thousands):


                                                         (UNAUDITED)
                                                      THREE MONTHS ENDED
                                      JUNE 30,          SEPTEMBER 30,
                                   1996      1997           1997
                                  ------    ------    ------------------
American Micro Computer Center    $   90      --             --
Technology Express                   535       188          1,604
Ameritech Argentina                  281      --             --
Ameritech Exports                    238      --             --
                                  ------    ------         ------
                                  $1,144       188          1,604
                                  ======    ======         ======


NATURE OF RELATED PARTY RELATIONSHIPS

The entities listed above are related to the company in the following manner:

AMERICAN MICRO COMPUTER CENTER

American Micro Computer Center is a distributor of computer hardware based in Miami, Florida. John B. Gallagher who is Co-Chairman, Co-President, Director and shareholder (owning 39% of the outstanding shares after the Offering) in the company is a president of American Micro Computer Center and owns 33.3% of the stock in that company.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


21   RELATED PARTY INFORMATION (CONTINUED)

NATURE OF RELATED PARTY RELATIONSHIPS (CONTINUED)

TECHNOLOGY EXPRESS, INC.

Until 1996, Technology Express, Inc. was a full service authorized reseller of computers and related products based in Nashville, Tennessee, selling primarily to end-users. Technology Express, Inc. was sold to Inacomp Computers in 1996. Concurrently with the sale, Mr. Shields founded a new computer company with the name Technology Express. This new company is a distributor of computer products, focusing primarily on governmental and international sales of computer products. It does not sell to end-users. Harry D. Shields who is Co-Chairman, Co-President, Director and shareholder (owning 39% of the outstanding shares after the Offering) of European Micro is president of Technology Express and owns 100% of the outstanding shares of common stock of that company.

AMERITECH ARGENTINA SA

Ameritech Argentina SA is an authorized distributor of Compaq, Hewlett Packard, IBM and Acer computers and accessories in Argentina. Messrs. Shields and Gallagher were both Directors of Ameritech Argentina SA and owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.

AMERITECH EXPORTS INC.

Ameritech Exports Inc. is an authorized distributor of Compaq computers and accessories into Caribbean and certain parts of central and South America. Messrs. Shields and Gallagher were both Directors of Ameritech Exports Inc. and owned 50% of the outstanding shares of common stock each until its sale on August 1, 1997.

BIG BLUE EUROPE BV

Big Blue Europe BV is a distributor of new and used components to third party maintenance companies, self-maintainers and computer dealers located in Europe. The company owns 50% of the stock in Big Blue Europe BV. In addition Messrs Shields and Gallagher are Directors of Big Blue Europe BV.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


22   SEGMENTAL INFORMATION AND CONCENTRATIONS

The company's operations involve a single industry segment, distribution of microcomputer equipment and software products. The company principally operates in one geographical area being the UK and it exports product to other countries mainly within Europe. A geographical analysis of the company's UK operating revenues and export sales is set out below (in thousands):

                                                      (UNAUDITED)
                                                   THREE MONTHS ENDED
                        YEAR ENDED JUNE 30,           SEPTEMBER 30,
                    1995        1996      1997            1997
                  -------     ------     ------    ------------------
UK                $ 8,414     11,876     21,050          7,731
Germany            13,749     11,305      8,282          2,716
Netherlands         5,520      8,230      4,653            658
Other European      4,109      6,879     10,163          2,732
Non EU*             2,072      2,058      2,507         10,270
                  -------    -------    -------        -------

                  $33,864     40,348     46,655         24,107
                  =======    =======    =======        =======

* Non EU relates principally to sales to the United States.

While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the company's business.

Most of the company's sales are made in sterling. In some countries, certain purchases and the resulting payables are in currencies (principally the US dollar) which is different than the functional currency of European Micro Plc.

                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


22   SEGMENTAL INFORMATION AND CONCENTRATIONS (CONTINUED)


The following table summarizes purchases from major suppliers in excess of 10% for the period as a percentage of total purchases:

                                                                  (UNAUDITED)
                                                                  THREE MONTHS
                                                                     ENDED
                                     YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                1995       1996       1997           1997
                               -----       -----      -----      --------------
RELATED PARTY
  Technology Express           12.3%       43.2%      51.1%           10.5%

THIRD PARTIES
  Supplier           A         24.1%       14.1%         -               -
                     B         18.7%           -         -               -
                     C            -           -          -            29.7%
                     D            -           -          -            13.8%
                     E            -           -          -            12.4%
                     F            -           -          -            11.9%


The following table summarizes sales to major customers (sales in excess of 10% for the period) as a percentage of total sales:

                                                                   (UNAUDITED)
                                                                   THREE MONTHS
                                                                      ENDED
                                         YEAR ENDED JUNE 30,      SEPTEMBER 30,
                                     1995        1996      1997        1997
                                     ----        ----      ----   -------------

RELATED PARTY
  American Micro Computer Center        -          -        -          23.0%
  Technology Express                    -          -        -          13.8%

THIRD PARTIES
  Customer G                            -      10.2%        -             -


The company and it subsidiaries believe that their relationship with the above customer's are good and has no reason to believe that its distribution arrangement will not be a long-term relationship. Amounts outstanding at the end of each year are as follows:

DEBTOR BALANCE OUTSTANDING (IN THOUSANDS):

                          JUNE 30,
                            1996
                          --------
Customer G                $1,168


                      EUROPEAN MICRO PLC AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (CONTINUED)


23   SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS)

                                                                    (UNAUDITED)
                                                                 THREE MONTHS ENDED
                                       YEARS ENDED JUNE 30,        SEPTEMBER 30,
                                      1995     1996     1997        1996     1997
                                     -----    -----    -----     ------------------
SUPPLEMENTAL CASHFLOW DISCLOSURES:
Interest paid                        $(150)    (156)    (290)        (15)    (105)
Taxes paid on income                  (478)    (578)    (584)       (259)     (64)
                                     -----    -----    -----       -----    -----

                                     $(628)    (734)    (874)       (274)    (169)
                                     =====    =====    =====       =====    =====

24   SUBSEQUENT EVENTS (UNAUDITED)

European Micro Holdings Inc. was incorporated on December 23, 1997. This company has no operations.

Nor'easter Micro Inc. was established on December 26, 1997.

Management plans to exchange all of the shares of European Micro Holdings Inc. for all of the shares of European Micro Plc and consolidate all subsidiaries into European Micro Holdings Inc. European Micro Holdings Inc. and its consolidated subsidiaries are referred to as "European Micro" or "the Company".

In November 1997 European Micro Plc incurred losses with regard to an inventory theft. A claim has been submitted to the insurers amounting to $530,000.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EUROPEAN MICRO OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EUROPEAN MICRO SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                    TABLE OF CONTENTS

                                                           PAGE

Summary...................................................  4
Risk Factors..............................................  8
Use of Proceeds........................................... 17
Dividend Policy........................................... 18
Capitalization............................................ 19
Dilution.................................................. 20
Selected Consolidated Financial Data...................... 22
Management's Discussion and Analysis of Financial
Condition and Results of Operations....................... 24
Business.................................................. 31
Management................................................ 37
Certain Relationships and Related Transactions ........... 44
Principal and Selling Shareholder......................... 48
Description of Capital Stock.............................. 50
Shares Eligible For Future Sale........................... 53
Underwriting.............................................. 54
Experts................................................... 55
Legal Matters............................................. 55
Additional Information.................................... 55
Index to Financial Statements.............................F-1

UNTIL ________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED ____ SECURITIES, ____ WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS AN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD SUBSCRIPTIONS.



                    EUROPEAN MICRO HOLDINGS, INC.

                         1,100,000 SHARES OF
                             COMMON STOCK

                        ----------------------

                              PROSPECTUS


                         ---------------------


                          JANUARY ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.


         Securities and Exchange Commission Registration Fee...................        $3,245.00
         NASD Fee  . ..........................................................        $1,500.00
         Nasdaq National Market System Listing Fee.............................        $7,500.00
         Printing and Engraving Expenses.......................................       $30,000.00
         Accounting Fees and Expenses..........................................      $220,000.00
         Legal Fees and Expenses...............................................      $150,000.00
         Blue Sky Qualification Fees and Expenses..............................       $30,000.00
         Transfer Agent Fees and Expenses......................................        $5,000.00
         Non-Accountable Expense Allowance.....................................      $195,000.00
         Miscellaneous.........................................................       $10,000.00
                                                                                      ----------

             Total.............................................................      $652,245.00
                                                                                      ==========

         All amounts except the Securities and Exchange Commission Registration Fee are estimated. No portion of the expenses associated with this Offering will be borne by the Selling Shareholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.751 of the NRS provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of European Micro may and, in certain cases, must be indemnified by European Micro against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of European Micro. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to European Micro, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnify for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful.

         Section 78.037 of the NRS allows European Micro to eliminate or limit the personal liability of a director to European Micro or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for: acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300.

         Article VI of European Micro's Articles of Incorporation provides that European Micro shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of European Micro or is or was serving at the request of European Micro as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Nevada Law. Each such indemnified party shall have the right to be paid by European Micro for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Nevada Law. Article VI of European Micro's Articles of Incorporation also provides that European Micro may, by action of its Board of

Directors, provide indemnification to such of the employees and agents of European Micro to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Nevada Law.

         European Micro maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to European Micro under its indemnification obligations and to the directors and officers of European Micro with respect to certain matters that are not covered by European Micro's indemnification obligations.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of European Micro pursuant to the foregoing provisions, European Micro has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by European Micro of expenses incurred or paid by a director, officer or controlling person of European Micro in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, European Micro will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Prospectus, the Underwriters have agreed to indemnify the directors, officers and controlling persons of European Micro against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

         At present, there is no pending litigation or proceeding involving any director or officer of European Micro as to which indemnification is being sought, nor is European Micro aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The Company expects to issue an aggregate of 4,000,000 shares of Common Stock to John B. Gallagher (2,000,000 shares) and Harry D. Shields (2,000,000 shares) in exchange for all of their shares of ordinary stock of European Micro Plc pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. No such commissions or other remuneration will be paid in connection with the above-described issuance of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following exhibits are filed as part of this registration statement:

         Exhibit

         NO.        TITLE

         1.01       Form of Underwriting Agreement*

         3.01       Articles of Incorporation for European Micro Holdings, Inc.

         3.02       Form of Bylaws

         4.01       Form of Stock Certificate*

         4.02       Form of 1998 Stock Incentive Plan

         4.03       Form of 1998 Employee Stock Purchase Plan

         5.01 Form of Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the securities offered*

         10.01      NatWest Credit Facility*

         10.02      Hermes Credit Insurance*

         10.03 Consignment Agreement with European Micro Computer GmbH, dated January, 1996*

         10.04 Distributor Agreement with WatchGuard Technologies, Inc., dated May 9, 1997*

         10.05 Trusteed Shareholders' Cross-Purchase Agreement, dated July 24, 1994*

         10.06      Form of Shareholders' Cross-Purchase Agreement*

         10.07 Form of Executive Employment Agreement between John Gallagher and European Micro Holdings, Inc.

         10.08 Form of Executive Employment Agreement between Harry Shields and European Micro Holdings, Inc.

         10.09 Form of Executive Employment Agreement between Laurence Gilbert and European Micro Plc*

         10.10 Contract of Employment between Bernadette Spofforth and European Micro Plc, dated April 30, 1996*

         10.11      Form of Subscription Agreement

         10.12      Form of Administrative Services Contract*

         23.01      Consent of KPMG

         24.01      Power of Attorney (included as part of signature page)

         99.01      Consent of Barrett Sutton, Director-Designee
---------------
*  To be filed by amendment.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the utnderwriting agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities
                  Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the
                  Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on January 16, 1998.

                                             EUROPEAN MICRO HOLDINGS, INC.

                                             By: /S/  JOHN B. GALLAGHER
                                                ---------------------------
                                               John B.Gallagher, Co-Chairman and
                                               Co-President (Principal Executive
                                               Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Gallagher, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any and all amendments, including post-effective amendments, effected pursuant to Rule 462), and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                                          DATE

/S/  HARRY D. SHIELDS               Co-Chairman; Co-President (Principal
------------------------              Executive Officer); Director                   January 16, 1998
Harry D. Shields


/S/ JOHN B. GALLAGHER               Co-Chairman; Co-President (Principal
------------------------              Executive Officer); Director                   January 16, 1998
John B. Gallagher


/S/  JAY NASH                       Chief Financial Officer and Controller
------------------------              (Principal Financial Officer and Controller)   January 16, 1998
Jay Nash


/S/ LAURENCE GILBERT                Director                                         January 16, 1998
------------------------
Laurence Gilbert


/S/ BERNADETTE SPOFFORTH            Director                                         January 16, 1998
------------------------
Bernadette Spofforth


/S/ KYLE R. SAXON                   Director                                         January 16, 1998
------------------------
Kyle R. Saxon




                                INDEX TO EXHIBITS

EXHIBIT
NO.               TITLE                                                                          PAGE


1.01              Form of Underwriting Agreement*

3.01              Articles of Incorporation for European Micro Holdings, Inc.

3.02              Form of Bylaws

4.01              Form of Stock Certificate*

4.02              Form of 1998 Stock Incentive Plan

4.03              Form of 1998 Employee Stock Purchase Plan

5.01 Form of Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the securities offered*

10.01             NatWest Credit Facility*

10.02             Hermes Credit Insurance*

10.03             Consignment Agreement with European Micro Computer GmbH, dated
                  January, 1996*

10.04 Distributor Agreement with WatchGuard Technologies, Inc., dated May 9, 1997*

10.05             Trusteed Shareholders' Cross-Purchase Agreement, dated
                  July 24, 1994*

10.06             Form of Shareholders' Cross-Purchase Agreement*

10.07 Form of Executive Employment Agreement between John Gallagher and European Micro Holdings, Inc.

10.08 Form of Executive Employment Agreement between Harry Shields and European Micro Holdings, Inc.

10.09             Form of Executive Employment Agreement between Laurence
                  Gilbert and European Micro Plc*

10.10             Contract of Employment between Bernadette Spofforth and
                  European Micro Plc, dated April 30, 1996*

10.11             Form of Subscription Agreement

10.12             Form of Administrative Services Contract*

23.01             Consent of KMPG

24.01             Power of Attorney (included as part of signature page)

99.01             Consent of Barrett Sutton, Director-Designee

*  To be filed by amendment.